Exhibit 2.1

ASSET PURCHASE AGREEMENT

AMONG

HIGH PLAINS PORK, LLC,
COHOMA PORK, LLC

MURPHY-BROWN LLC

as Purchasers,

AND

AgFeed USA, LLC

M2P2 General Operations, LLC

Midwest Finishing LLC

Genetics Operating LLC

Pork Technologies, L.C.

New Colony Farms LLC

Heritage Farms LLC

MGM, LLC

TS Finishing, LLC

New York Finishing, LLC

M2P2 Facilities, LLC

Heritage land, LLC

New Colony land Company, LLC,

Genetics Land, LLC,

and

M2p2 af jv, LLC,

Debtors-in-Possession,

as Sellers

Dated as of August 29, 2013

TABLE OF CONTENTS

		Page

Article 1 PURCHASE OF TARGET ASSETS.		2

1.1	Purchase and Sale of Target Assets	2

1.2	Assumption of Certain Liabilities.	5

1.3	Assignment of Certain Contracts	6

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1.4	Adjustments Based on High Plains and Cohoma Assigned Contracts	8

1.5	Instruments of Conveyance, Assumption or Assignment	10

1.6	“AS IS” TRANSACTION	10

Article 2 PURCHASE PRICE.		11

2.1	Purchase Price	11

2.2	Payment of the Base Purchase Price.	11

2.3	Closing Inventory Adjustment.	13

2.4	Allocation of the Aggregate Purchase Price	16

Article 3 EXCLUDED ASSETS.		17

3.1	Excluded Assets	17

3.2	Purchaser Agreement	18

Article 4 SELLERS’ REPRESENTATIONS AND WARRANTIES.		18

4.1	Organization and Corporate Power	18

4.2	Title and Related Matters	19

4.3	Litigation	19

4.4	Compliance with Laws	19

4.5	Brokers or Finders	19

4.6	ERISA and Related Matters	19

4.7	Inventory	20

4.8	Personal Property	20

4.9	Real Property	20

4.10	Trade Rights	20

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4.11	Environmental Matters	21

4.12	Authorization	21

4.13	No Conflict with Other Instruments or Agreements	21

Article 5 PURCHASER’S REPRESENTATIONS AND WARRANTIES.		22

5.1	Authorization	22

5.2	No Conflict with Other Instruments or Agreements	22

5.3	Brokers or Finders	22

5.4	Funding	22

5.5	Adequate Assurance	22

Article 6 COVENANTS, AGREEMENTS PENDING CLOSING, AND OTHER AGREEMENTS.		23

6.1	Conduct of Sellers’ Business Pending the Closing.	23

6.2	Additional Covenants and Agreements of Sellers	23

6.3	HSR and Antitrust Laws.	24

6.4	Covenants and Agreements of Purchaser	25

6.5	Bankruptcy Court Approval.	26

6.6	Transition Services Agreement	26

6.7	Employment of Sellers’ Employees.	27

6.8	Salaries and Benefits.	28

6.9	Reasonable Access to Records and Certain Personnel	30

6.10	Herd Management Services	30

6.11	Mixed Contracts	30

Article 7 CONDITIONS PRECEDENT TO EACH PURCHASER’S OBLIGATIONS.		31

7.1	Conditions Precedent.	31

7.2	Court Approval Required	32

7.3	No Injunctions	32

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7.4	Consents to the Transactions	32

Article 8 CONDITIONS PRECEDENT TO SELLERS’ OBLIGATIONS.		33

8.1	HSR and Antitrust Law Filings	33

8.2	Representations and Warranties; Performance	33

8.3	Orders	33

8.4	Purchasers’ Deliveries	33

8.5	No Termination	33

8.6	No Injunctions	33

Article 9 CLOSING.		34

9.1	Time, Place and Manner of Closing	34

9.2	Closing Deliveries of Seller	34

9.3	Closing Deliveries of Purchaser	35

9.4	Transfer Taxes	36

9.5	Proration of Taxes and Charges	36

9.6	Consummation of Closing	36

Article 10 TERMINATION OF AGREEMENT.		37

10.1	Termination Events	37

10.2	Effect of Termination	37

10.3	Termination Procedure	38

Article 11 FURTHER ASSURANCES.		38

11.1	Separate Agreements Executed in Connection with Closing	38

11.2	Cooperation of the Parties After Closing	38

11.3	Payroll	38

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Article 12 DEFINITIONS.		39

Article 13 MISCELLANEOUS PROVISIONS.		47

13.1	Nature and Survival of Representations and Warranties	47

13.2	Exhibits and Schedules	47

13.3	Assignment	47

13.4	Governing Law and Jurisdiction.	48

13.5	Severability	48

13.6	Notices	48

13.7	Public Announcements	51

13.8	Expenses	51

13.9	Third Parties	51

13.10	Time of the Essence	51

13.11	Construction	51

13.12	Counterparts; Electronic Signatures; Effectiveness of this Agreement.	51

13.13	Remedies Cumulative	52

13.14	Entire Agreement; Amendment; Waiver.	52

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SCHEDULES

Schedule 1.1(a)(1)	-	Colorado Real Property
Schedule 1.1(a)(3)	-	Colorado Tangible Property
Schedule 1.1(b)(1)	-	Iowa Real Property
Schedule 1.1(b)(3)	-	Iowa Tangible Property
Schedule 1.1(c)(1)	-	North Carolina Real Property
Schedule 1.1(c)(3)	-	North Carolina Tangible Property
Schedule 1.1(d)(1)	-	Oklahoma Real Property
Schedule 1.1(d)(3)	-	Oklahoma Tangible Property
Schedule 1.3	-	Assigned Contracts
Schedule 3.1	-	Excluded Assets
Schedule 4.1	-	Organization and Corporate Power
Schedule 4.2	-	Title
Schedule 4.3	-	Litigation
Schedule 4.4	-	Compliance With Laws
Schedule 4.5	-	Brokers’ or Finders’ Fees
Schedule 4.6	-	ERISA and Related Matters
Schedule 4.7	-	Inventory
Schedule 4.8	-	Condition of Tangible Property
Schedule 4.9	-	Real Property
Schedule 4.10	-	Trade Rights
Schedule 4.11	-	Environmental Matters
Schedule 4.12	-	Authorization
Schedule 4.13	-	No Conflict with Other Instruments or Agreements
Schedule 5.1	-	Authorization
Schedule 6.7.1	-	Active Farm Employees to be Hired

EXHIBITS

Exhibit A	-	Estimated Closing Pig and Feed Inventory

Exhibit B	-	HPC Transition Services Agreement

Exhibit C	-	MB Transition Services Agreement

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and dated August 29, 2013, by and among High Plains Pork, LLC, an Iowa limited liability company (“High Plains”), Cohoma Pork, LLC, an Iowa limited liability company (“Cohoma,” and, together with High Plans, “HPC Purchaser”) and Murphy-Brown LLC, a Delaware limited liability company, or its affiliate designee (“MB Purchaser,”) (hereinafter, High Plains, Cohoma and MB Purchaser are referred to individually as a “Purchaser,” and collectively as the “Purchasers”) and AgFeed USA, LLC, a Delaware limited liability company (formerly known as M2 P2, LLC) (“AgFeed”), M2P2 General Operations, LLC, a Delaware limited liability company, Midwest Finishing LLC, a Delaware limited liability company, Genetics Operating LLC, a Colorado limited liability company, Pork Technologies, L.C., an Iowa limited liability company, New Colony Farms LLC, a North Carolina limited liability company, Heritage Farms LLC, a Colorado limited liability company, MGM, LLC, a Delaware limited liability company, TS Finishing, LLC, a Delaware limited liability company, New York Finishing, LLC, a Delaware limited liability company, M2P2 Facilities, LLC, a Delaware limited liability company, Heritage Land, LLC, a Colorado limited liability company, New Colony Land Company, LLC, a North Carolina limited liability company, Genetics Land, LLC, a Colorado limited liability company, and M2P2 AF JV, LLC, a Delaware limited liability company (collectively referred to as the “Sellers” and each, individually, a “Seller” (for clarification, AgFeed shall be deemed a Seller)).

RECITALS

A. Sellers are engaged primarily in hog production in the United States (the “Business”).

B. Purchasers desire to purchase certain assets of Sellers (as more particularly defined in Section 1.1 of this Agreement) and Sellers desire to sell such Target Assets to the applicable Purchaser, as noted in Section 1.1, upon the terms and subject to the conditions set forth herein.

C. On July 15, 2013, Sellers commenced administratively consolidated cases captioned In re AgFeed USA LLC, et al., Case No. 13-11761 (BLS) (collectively, the “Bankruptcy Cases”) under Chapter 11 of Title 11 of the United States Bankruptcy Code, as amended (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), thereby creating the estates in accordance with Bankruptcy Code Section 541 et seq., and are continuing in the possession of their assets and in the management of their business as debtors in possession under Sections 1107 and 1108 of the Bankruptcy Code.

D. Sellers, subject to the receipt of any higher or better offer received by them for the Target Assets, desire to sell to Purchasers the Target Assets pursuant to the terms and conditions of this Agreement and each Purchaser desires to so purchase and acquire its respective assets from Seller (the “Acquisition”) in accordance with Sections 105, 363 and 365 of the Bankruptcy Code.

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NOW THEREFORE, IN CONSIDERATION OF THE PROMISES MADE HEREIN, AND INTENDING TO BE LEGALLY BOUND HEREBY, THE PARTIES AGREE AS FOLLOWS:

Article 1
PURCHASE OF TARGET ASSETS.

1.1 Purchase and Sale of Target Assets

. Subject to the terms and conditions set forth in this Agreement, at the Closing Sellers agree to sell, convey, transfer, assign, and deliver to the applicable Purchaser, and such Purchaser agrees to purchase, acquire and accept from Sellers, for its respective portion of the Aggregate Purchase Price hereinafter specified, all right, title and interest in and to such of the Target Assets (as defined below) as are to be purchased, acquired and accepted by such Purchaser. The Target Assets shall be sold, conveyed, transferred, assigned, and delivered free and clear of all Encumbrances, except for Permitted Encumbrances. The “Target Assets” to be acquired by the Purchasers hereunder shall be the following assets as indicated, except for the Excluded Assets (collectively, the “Target Assets”):

(a) X the Colorado Assets, including:

(1) All Real Property set forth on Schedule 1.1(a)(1), which shall be acquired by High Plains;

(2) All Inventory located at the Real Property set forth on Schedule 1.1(a)(1) or scheduled for delivery or in transit to such Real Property, which shall be acquired by Cohoma at the prices or values set forth for such Inventory on Schedule 1.1(a)(3) (Pig Inventory) and on Schedule 1.1(a)(3) (Feed Ingredients);

(3) All Tangible Property set forth on Schedule 1.1(a)(3) (Fixed Assets), which shall be acquired by Cohoma;

(4) All of Sellers’ right, title, and interest of every kind and description in and to the following assets:

(A) the Assigned Contracts (as defined in Section 1.3 of this Agreement) related to the Colorado Assets, subject to the allocation and limitations stated in Section 1.3 below, which shall be acquired by Cohoma; and

(B) all of Sellers’ Business Records related to the Colorado Assets, which shall be acquired by High Plains and Cohoma as specified at Closing;

(5) all authorizations of Governmental Authorities related to the Colorado Assets (but only to the extent such authorizations are freely transferable), including permits (CAFO, water, well, environmental, etc.), licenses, certificates, consents, variances, approvals, environmental permits or authorizations, which shall be acquired by High Plains and Cohoma as specified at Closing; and

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(6) any Trade Rights exclusively related to the Colorado Assets, which shall be acquired by High Plains and Cohoma as specified at Closing;

(b) X the Iowa Assets, including:

(1) All Real Property set forth on Schedule 1.1(b)(1), which shall be acquired by High Plains (there is no Real Property in Iowa);

(2) All Inventory located in the finish barns that are subject to Cohoma Grower Contracts that are included in the Assigned Contracts to be acquired under Section 1.1(b)(5)(A)(i) below, but in any event subject to the selection, allocation and limitations provided in Section 1.3 below, which shall be acquired by Cohoma at the prices or values set forth for such Inventory on Schedule 1.1(b)(3) (HPC Pig Inventory) and on Schedule 1.1(b)(3) (HPC Feed Ingredients);

(3) All Inventory (other than Inventory subject to obligations with Hormel Foods Corporation) located in the finish barns that are subject to the MB Grower Contracts that are included in the Assigned Contracts to be acquired under Section 1.1(b)(5)(A)(ii) below, but in any event subject to the selection, allocation and limitations provided in Section 1.3 below, which shall be acquired by MB Purchaser at the prices or values set forth for such Inventory on Schedule 1.1(b)(3) (MB Pig Inventory) and on Schedule 1.1(b)(3) (MB Feed Ingredients);

(4) All Tangible Property set forth on or referred to in Schedule 1.1(b)(4), which shall be acquired by Cohoma;

(5) All of Sellers’ right, title, and interest of every kind and description in and to the following assets:

(A) the Assigned Contracts (as defined in Section 1.3 of this Agreement) related to the Iowa Assets, specifically including the (i) Cohoma Grower Contracts allocated to Cohoma, subject to the allocation and limitations stated in Section 1.3 below, which shall be acquired by Cohoma and (ii) MB Grower Contracts allocated to MB Purchaser, subject to the selection, allocation and limitations stated in Section 1.3 below, which shall be acquired by MB Purchaser; and

(B) all of Sellers’ Business Records related to the Iowa Assets, which shall be acquired by High Plains, Cohoma or MB Purchaser, as specified at Closing;

(6) all authorizations of Governmental Authorities related to the Iowa Assets (but only to the extent such authorizations are freely transferable), including permits (CAFO, water, well, environmental, etc.), licenses, certificates, consents, variances, approvals, environmental permits or authorizations, which shall be acquired by Cohoma; and

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(7) any Trade Rights exclusively related to the Iowa Assets, which shall be acquired by Cohoma;

(c) X the North Carolina Assets, including:

(1) All Real Property set forth on Schedule 1.1(c)(1), which shall be acquired by MB Purchaser;

(2) All Inventory located at the Real Property set forth on Schedule 1.1(c)(1) or scheduled for delivery or in transit to such Real Property, which shall be acquired by MB Purchaser at the prices or values set forth for such Inventory on Schedule 1.1(c)(3) (Pig Inventory) and on Schedule 1.1(c)(3) (Feed Ingredients);

(3) All Tangible Property set forth on Schedule 1.1(c)(3), which shall be acquired by MB Purchaser;

(4) All of Sellers’ right, title, and interest of every kind and description in and to the following assets:

(A) the Assigned Contracts (as defined in Section 1.3 of this Agreement) related to the North Carolina Assets, subject to the allocation and limitations stated in Section 1.3 below, which shall be acquired by MB Purchaser; and

(B) all of Sellers’ Business Records related to the North Carolina Assets, which shall be acquired by MB Purchaser;

(5) all authorizations of Governmental Authorities related to the North Carolina Assets (but only to the extent such authorizations are freely transferable), including permits (CAFO, water, well, environmental, etc.), licenses, certificates, consents, variances, approvals, environmental permits or authorizations, which shall be acquired by MB Purchaser; and

(6) any Trade Rights exclusively related to the North Carolina Assets, which shall be acquired by MB Purchaser;

(d) X the Oklahoma Assets, including:

(1) All Real Property, if any, set forth on Schedule 1.1(d)(1), which shall be acquired by High Plains and Cohoma as specified at Closing;

(2) All Inventory located at the Real Property set forth on Schedule 1.1(d)(1), scheduled for delivery or in transit to such Real Property, or otherwise owned and held by Sellers in the State of Oklahoma, which shall be acquired by Cohoma at the prices or values set forth for such Inventory on Schedule 1.1(d)(3) (Pig Inventory) and on Schedule 1.1(d)(3) (Feed Ingredients);

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(3) All Tangible Property set forth on Schedule 1.1(d)(3), which shall be acquired by Cohoma;

(4) All of Sellers’ right, title, and interest of every kind and description in and to the following assets:

(A) the Assigned Contracts (as defined in Section 1.3 of this Agreement) related to the Oklahoma Assets, subject to the allocation and limitations stated in Section 1.3 below, which shall be acquired by Cohoma; and

(B) all of Sellers’ Business Records related to the Oklahoma Assets, which shall be acquired by High Plains and Cohoma as specified at Closing;

(5) all authorizations of Governmental Authorities related to the Oklahoma Assets (but only to the extent such authorizations are freely transferable), including permits(CAFO, water, well, environmental, etc.), licenses, certificates, consents, variances, approvals, environmental permits or authorizations, which shall be acquired by Cohoma; and

(6) any Trade Rights exclusively related to the Colorado Assets, which shall be acquired by Cohoma;

provided, however, none of the Target Assets shall in any event be deemed to include any asset expressly designated as an Excluded Asset pursuant to Section 3.1.

1.2 Assumption of Certain Liabilities.

1.2.1 Upon the terms and subject to the conditions of this Agreement, at the Closing on the Closing Date and as of the Effective Time, each Purchaser shall assume only the obligations of Sellers under the Assigned Contracts being assigned to such Purchaser to the extent such obligations (A) are applicable to and accrue with respect to periods subsequent to the Effective Time and (B) are accompanied by a correlated duty of performance or payment on the part of the other parties thereto (the “Assumed Liabilities”). No Purchaser shall assume, incur, guarantee, or otherwise be obligated with respect to any liability whatsoever of Sellers other than the Assumed Liabilities assumed by such Purchaser. With respect to any of the Assumed Liabilities, such assumption by a Purchaser is for the benefit only of Sellers and shall not expand, increase, broaden, or enlarge the rights or remedies of any other party, nor create in any other party any right against any Purchaser that such party would not have against Sellers if this Agreement had not been consummated.

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1.2.2 Except as expressly provided in Section 1.2.1, Purchasers do not hereby and will not assume or become liable for and shall not be obligated to pay or satisfy any obligation, debt or liability whatsoever, whether fixed, contingent or otherwise, of the Sellers or any other Person, including, without limitation any Indebtedness or other claim, liability, obligation or Tax arising out of the ownership or use of the Target Assets or circumstances or occurrences or the operations of the Business or transactions contemplated by this Agreement or any Seller or any other Person prior to the Effective Time and whether or not disclosed on the Schedules attached hereto, and regardless of when or by whom asserted (collectively, the “Excluded Liabilities”). The Excluded Liabilities shall remain the responsibility and obligation of Sellers after Closing, and Sellers shall pay and discharge all such liabilities as and when due.

1.3 Assignment of Certain Contracts

. At the Closing, subject to Section 6.11 and the adjustments provided in Section 1.4 below, the below indicated party shall succeed to the rights and privileges of Sellers, and, except as otherwise provided in Section 6.11 with respect to Assumed Mixed Contract Obligations, shall assume the express obligations of Sellers to the extent such obligations:

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(a) exclude any Real Property Leases or Contracts that are indicated as being excluded by being “lined out” on the applicable Schedule;

(b) include only those Contracts that are identified to be assigned to Cohoma that involve commitments of swine finish spaces (“Cohoma Grower Contracts”) for approximately two hundred eighteen thousand four hundred nineteen (218,418) finish spaces, all as identified on Schedule 1.3 hereof;

(c) include only those Contracts that are identified to be assigned to MB Purchaser that involve commitments of swine finish spaces (“MB Grower Contracts”) for approximately three hundred sixteen thousand five hundred eighty-one (316,581) finish spaces, all as identified on Schedule 1.3 hereof;

(d) involve the licensing or other provision of genetic material and rights (i.e. PIC USA, Inc., Norsvin, Fast, etc.) provided that such obligations pertain and are limited in a manner that reflects as to Cohoma and/or High Plains, the number of pigs acquired by Cohoma and/or High Plains and the volume of production that is expected from the facilities acquired by Cohoma and/or High Plains with such limitation being in a form that is reasonably acceptable to Cohoma and/or High Plains; provided further that with the exception of a $1.00 per pig royalty payable upon marketing of the pigs acquired by the MB Purchaser, the MB Purchaser is not accepting or assuming any rights or obligations under any of these Contracts whether they pertain to pigs acquired by MB Purchaser or not;

(e) involve the hog procurement obligations with Hormel Foods Corporation provided that such obligations are limited to: (i) an assignment and assumption by Cohoma; (ii) those pigs placed in a site prior to July 1, 2013, (iii) the number of pigs acquired by Cohoma and the volume of production that is expected from the facilities acquired from Sellers and operated by Cohoma, and (iv) are documented in a new contract with Cohoma that is on substantially the same terms as the existing agreements with Sellers and is otherwise reasonably acceptable to Cohoma;

(f) involve any vehicle lease agreement(s) (e.g. Enterprise, Ford Motor, etc.), provided that such obligations are limited to: (i) an assignment and assumption by Cohoma; (ii) those vehicles assigned to and used by an employee of Sellers that will be hired by Cohoma, as otherwise provided in Section 6.7 below, and (ii) are documented in a new contract with Cohoma that is on substantially the same terms as the existing agreements with Sellers and is otherwise reasonably acceptable to Cohoma;

(g) involve any vehicle lease agreement(s) (e.g. Enterprise, Ford Motor, etc.), provided that such obligations are limited to: (i) an assignment and assumption by MB Purchaser; (ii) those vehicles assigned to and used by an employee of Sellers that will be hired by MB Purchaser, as otherwise provided in Section 6.7 below, and (ii) are documented in a new contract with MB Purchaser that is on substantially the same terms as the existing agreements with Sellers and is otherwise reasonably acceptable to MB Purchaser;

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(h) involve contracts for swine medications, consulting services and any other similar products or services (i.e. Elanco, Pfizer, etc.), provided that such obligations are limited to: (i) an assignment and assumption by Cohoma; (ii) the number of pigs acquired by Cohoma and the volume of production that is expected from the facilities acquired from Sellers and operated by Cohoma, and (ii) are documented in a new contract with Cohoma that is on substantially the same terms as the existing agreements with Sellers and is otherwise reasonably acceptable to Cohoma; provided further that the MB Purchaser is not accepting or assuming any rights or obligations under any of these Contracts whether they pertain to pigs acquired by MB Purchaser or not;

(i) are applicable to and accrue with respect to periods subsequent to the Effective Time; and

(j) are accompanied by a correlated duty of performance or payment on the part of the other parties thereto,

pursuant to those Real Property Leases or Contracts that are shown as “Assigned Contracts” on Schedule 1.3 hereto (“Assigned Contracts”) as and in the form of the copies thereof (or, if oral, as and in the form of the written statements of the terms thereof) furnished or made available to the party who will assume such agreement, except as specifically provided above. Each Purchaser and Sellers, by mutual agreement, may amend Schedule 1.3, as it relates to such Purchaser, prior to the Sale Hearing. Subject to the provision of the adjustments provided in Section 1.4 below, the party specified as assuming an Assigned Contract shall be responsible for the payment and satisfaction of all cure amounts as determined by the Bankruptcy Court pursuant to Section 365(b) of the Bankruptcy Code with respect to the Assigned Contracts (the “Cure Amounts”); provided, however, that, notwithstanding the foregoing provisions of this Section 1.3, the Sellers shall be responsible for the payment and satisfaction of any Cure Amounts payable in connection with the assumption and assignment to the applicable HPC Purchaser of the Customer Weaned Pig Purchase Agreement, dated January 9, 2013, between AgFeed USA, LLC and Purina Animal Nutrition LLC set forth on Schedule 1.3.

1.4 Adjustments Based on High Plains and Cohoma Assigned Contracts

. High Plains and/or Cohoma, as applicable, shall assume the Assigned Contracts identified in Section 1.3 above to be assumed by such party, subject to the following adjustments that shall be included on the Estimated Closing Statement and the Closing Statement (as defined below):

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(a) Sellers shall repair, in a manner reasonably acceptable to Cohoma, the damage to the facilities owned by Tumbleweed Investments, LLC and leased to Sellers resulting from a tornado event during the week of August 5, 2013, the cost of which repair is estimated to be approximately $500,000.00 in total or, in lieu of such repair, Sellers may pay or credit to Cohoma the cost and expense required to make such repairs and/or assign to Cohoma any insurance proceeds arising from such damage, provided that the amounts paid, credited or assigned, together with any repairs previously paid for by Sellers are sufficient to pay for the repair of the damage;

(b) Sellers shall remediate the two manure storage and settling lagoons located on Farms 2 and 4 of the property owned by Tumbleweed Investments, LLC and leased to Seller (with the total amount required to remediate the two (2) lagoons estimated to be approximately $1,000,000.00) in the manner as required by the Oklahoma Department of Agriculture, Food and Forestry (“ODAFF”) so that such remediation on Farm 2 may be completed by October 1, 2013, and that on Farm 4 as soon as possible after approval of the plan of action; and if such remediation is not completed prior to Closing, then Sellers shall pay or credit to Cohoma the cost and expense required to complete such remediation in the manner as required by the ODAFF; provided, however, that the total amount payable to or to be credited to Cohoma at Closing shall not exceed an amount equal to $1,000,000 as reduced by the amount of all documented expenditures made by Seller for such remediation after August 26, 2013, and as reasonably approved by the HPC Purchaser;

(c) Sellers shall pay or credit to Cohoma the cost and expense required to investigate the source of the elevated levels of regulated substances and found on Farm 6 of the property owned by Tumbleweed Investments, LLC and leased to Seller, to develop and obtain an approved plan of action and implement such plan of action, all in the manner as required by the ODAFF (with the total amount required to satisfy the requirements of ODAFF estimated to be approximately $250,000.00); provided, however, that the total amount payable to or to be credited to Cohoma at Closing shall not exceed an amount equal to $250,000 as reduced by the amount of all documented expenditures made by Seller for such investigation and development of such a plan after August 26, 2013, and as reasonably approved by the HPC Purchaser; and

(d) Sellers shall pay or credit to Cohoma the amount of $1,000,000.00 to induce Cohoma to assume the Lease of the land and facilities owned by Tumbleweed Investments, LLC and leased to Sellers.

The adjustments provided in this Section 1.4 shall not be limited by any other provision of this Asset Purchase Agreement, including specifically and without limitation the provisions of Sections 1.3 and 1.6 hereof.

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1.5 Instruments of Conveyance, Assumption or Assignment

. The sale, conveyance, transfer, assignment and delivery of the Target Assets, and the assumption of the Assigned Contracts and the Assumed Liabilities, as herein provided, shall be effected by bills of sale, assignments, deeds, consents, endorsements, drafts, stock powers or other instruments in such reasonable and customary form as shall be requested by Purchasers, and Sellers shall at any time and from time to time after the Closing, upon reasonable request, execute, acknowledge, and deliver such additional bills of sale, endorsements, assignments, deeds, drafts, checks, stock powers or other instruments and take such other actions as may be reasonably required to vest title to the Target Assets in the applicable Purchaser and otherwise effectuate the transactions contemplated by this Agreement.

1.6 “AS IS” TRANSACTION

. PURCHASERS HEREBY ACKNOWLEDGE AND AGREE THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLERS MAKE NO (AND SELLERS EXPRESSLY DISCLAIM AND NEGATE ANY) REPRESENTATIONS OR WARRANTIES OF ANY KIND, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE TARGET ASSETS OR ANY OTHER MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE TARGET ASSETS, THE PHYSICAL CONDITION OF ANY PART OF THE TARGET ASSETS OR ANY OTHER ASSET WHICH IS THE SUBJECT OF ANY LEASE OR CONTRACT TO BE ASSUMED BY PURCHASER AT THE CLOSING, THE ENVIRONMENTAL CONDITION OR OTHER MATTER RELATING TO THE PHYSICAL CONDITION OF ANY REAL PROPERTY OWNED BY SELLERS OR WHICH ARE THE SUBJECT OF ANY REAL PROPERTY LEASE TO BE ASSUMED BY PURCHASER AT THE CLOSING, THE ZONING OF ANY SUCH REAL ESTATE, THE VALUE OF THE TARGET ASSETS (OR ANY PORTION THEREOF), THE TRANSFERABILITY OF THE TARGET ASSETS, THE TERMS, AMOUNT, VALIDITY OR ENFORCEABILITY OF ANY ASSUMED LIABILITIES, THE TITLE OF THE TARGET ASSETS (OR ANY PORTION THEREOF), THE MERCHANTABILITY OR FITNESS OF THE TANGIBLE ASSETS, INVENTORY OR ANY OTHER PORTION OF THE TARGET ASSETS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE TARGET ASSETS OR ANY PORTION THEREOF. WITHOUT IN ANY WAY LIMITING THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLERS HEREBY DISCLAIM ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE TARGET ASSETS. PURCHASERS FURTHER ACKNOWLEDGE THAT PURCHASERS HAVE CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE TARGET ASSETS AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE TARGET ASSETS AS PURCHASERS DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE TARGET ASSETS, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN, EACH PURCHASERS IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS. ACCORDINGLY, SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, PURCHASERS WILL ACCEPT THE TARGET ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”

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Article 2
PURCHASE PRICE.

2.1 Purchase Price

. In consideration for the sale, conveyance, transfer, and delivery of the Target Assets, upon the terms and subject to the covenants and conditions set forth in this Agreement, Purchasers shall assume their respective Assigned Contracts and Assumed Liabilities and Purchasers shall collectively pay to Sellers an initial amount of $53,191,304 (the “Base Purchase Price”), as adjusted pursuant to Section 2.3 of this Agreement (collectively the “Aggregate Purchase Price”), payable as set forth in this Article 2. The Base Purchase Price shall consist of: (A) $38,000,000 (the “HPC Purchase Price”) to by paid by High Plains and Cohoma for the Target Assets to be acquired and accepted by High Plains and Cohoma, plus (B) $15,191,304 (the “MB Purchase Price”) to be paid by MB Purchaser for the Target Assets to be acquired and accepted by MB Purchaser.

2.2 Payment of the Base Purchase Price.

2.2.1 Upon Purchasers’ execution and delivery of this Agreement, HPC Purchaser will execute and deliver to Sellers and an escrow agent mutually acceptable to Sellers and HPC Purchaser (the “HPC Deposit Escrow Agent”) an escrow agreement among HPC Purchaser, Sellers and the HPC Deposit Escrow Agent (the “HPC Deposit Escrow Agreement”) and, upon execution and delivery of the HPC Deposit Escrow Agreement by each of the other parties thereto, HPC Purchaser will deliver to the HPC Deposit Escrow Agent, pursuant to the terms of the HPC Deposit Escrow Agreement, an amount equal to ten percent (10%) of the HPC Purchase Price in immediately available funds (the “HPC Cash Deposit”). Any fees or costs payable to the HPC Deposit Escrow Agent or in connection with the HPC Deposit Escrow Agreement shall be divided evenly and payable one-half by HPC Purchaser and one-half by Sellers. The HPC Cash Deposit shall be held by the HPC Deposit Escrow Agent in an interest-bearing account reasonably acceptable to HPC Purchaser and Sellers. In the event the HPC Purchase Price payable by HPC Purchaser increases as a result of a higher bid submitted by the Purchasers at the Auction and such bid is accepted by Sellers as the winning or second highest bid at the Auction, HPC Purchaser shall deliver to the HPC Deposit Escrow Agent such additional immediately available funds as are necessary to cause the amount of the HPC Cash Deposit to be equal to ten percent (10%) of any increased HPC Purchase Price. The HPC Cash Deposit shall be held by the HPC Deposit Escrow Agent and be released as follows:

2.2.1.1 If the Closing shall occur, Sellers and HPC Purchaser shall jointly instruct the HPC Deposit Escrow Agent to, on the Closing Date, deliver the HPC Cash Deposit, together with all accrued investment income thereon, by wire transfer of immediately available funds, on behalf of Sellers, as provided in Section 2.2.3 and the instructions provided to the HPC Deposit Escrow Agent (and such amounts shall be applied as a credit toward the payment of the HPC Purchase Price).

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2.2.1.2 If this Agreement is terminated by Sellers pursuant to Section 10.1.4 and Sellers are not then in breach of Sellers’ obligations pursuant to this Agreement, the HPC Deposit Escrow Agent shall deliver the HPC Cash Deposit, together with all accrued investment income thereon, in accordance with the terms of the HPC Deposit Escrow Agreement and if such deposit is delivered to, or becomes deliverable to, anyone other than HPC Purchaser such deposit will constitute liquidated damages. Because it would be impractical and extremely difficult to determine the extent of any damages that might result from a breach of, or default under, this Agreement by HPC Purchaser prior to the Closing, it is understood and agreed that such liquidated damages (in an amount equal to the HPC Cash Deposit) represent HPC Purchaser’s and Sellers’ reasonable estimate of actual damages, such liquidated damages do not constitute a penalty and such deposit will constitute Sellers’ sole and exclusive remedy for any breach of, or default under, this Agreement by HPC Purchaser prior to the Closing.

2.2.1.3 If this Agreement is terminated for any reason other than as set forth in Section 2.2.1.2, the HPC Deposit Escrow Agent shall deliver the HPC Cash Deposit, together with all accrued investment income thereon, to HPC Purchaser.

2.2.2 Upon Purchasers’ execution and delivery of this Agreement, MB Purchaser will execute and deliver to Sellers and an escrow agent mutually acceptable to Sellers and MB Purchaser (the “MB Deposit Escrow Agent”) an escrow agreement among MB Purchaser, Sellers and the MB Deposit Escrow Agent (the “MB Deposit Escrow Agreement”) and, upon execution and delivery of the MB Deposit Escrow Agreement by each of the other parties thereto, MB Purchaser will deliver to the MB Deposit Escrow Agent, pursuant to the terms of the MB Deposit Escrow Agreement, an amount equal to ten percent (10%) of the MB Purchase Price in immediately available funds (the “MB Cash Deposit”). Any fees or costs payable to the MB Deposit Escrow Agent or in connection with the MB Deposit Escrow Agreement shall be divided evenly and payable one-half by MB Purchaser and one-half by Sellers. The MB Cash Deposit shall be held by the MB Deposit Escrow Agent in an interest-bearing account reasonably acceptable to MB Purchaser and Sellers. In the event the MB Purchase Price payable by MB Purchaser increases as a result of a higher bid submitted by the Purchasers at the Auction and such bid is accepted by Sellers as the winning or second highest bid at the Auction, MB Purchaser shall deliver to the MB Deposit Escrow Agent such additional immediately available funds as are necessary to cause the amount of the MB Cash Deposit to be equal to ten percent (10%) of any increased MB Purchase Price. The MB Cash Deposit shall be held by the MB Deposit Escrow Agent and be released as follows:

2.2.2.1 If the Closing shall occur, Sellers and MB Purchaser shall jointly instruct the MB Deposit Escrow Agent to, on the Closing Date, deliver the MB Cash Deposit, together with all accrued investment income thereon, by wire transfer of immediately available funds, on behalf of Sellers, as provided in Section 2.2.3 and the instructions provided to the MB Deposit Escrow Agent (and such amounts shall be applied as a credit toward the payment of the MB Purchase Price).

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2.2.2.2 If this Agreement is terminated by Sellers pursuant to Section 10.1.4 due to a breach of this Agreement by MB Purchaser and Sellers are not then in breach of Sellers’ obligations pursuant to this Agreement, the MB Deposit Escrow Agent shall deliver the MB Cash Deposit, together with all accrued investment income thereon, in accordance with the terms of the MB Deposit Escrow Agreement and if such deposit is delivered to, or becomes deliverable to, anyone other than MB Purchaser such deposit will constitute liquidated damages. Because it would be impractical and extremely difficult to determine the extent of any damages that might result from a breach of, or default under, this Agreement by MB Purchaser prior to the Closing, it is understood and agreed that such liquidated damages (in an amount equal to the MB Cash Deposit) represent MB Purchaser’s and Sellers’ reasonable estimate of actual damages, such liquidated damages do not constitute a penalty and such deposit will constitute Sellers’ sole and exclusive remedy for any breach of, or default under, this Agreement by MB Purchaser prior to the Closing.

2.2.2.3 If this Agreement is terminated for any reason other than as set forth in Section 2.2.2.2, the MB Deposit Escrow Agent shall deliver the MB Cash Deposit, together with all accrued investment income thereon, to MB Purchaser.

2.2.3 At the Closing, HPC Purchaser and MB Purchaser shall each make a cash payment (the “Closing Payment”) to Sellers in the amount equal to (A) in the case of the HPC Purchaser, the HPC Purchase Price minus an amount equal to the HPC Cash Deposit and any accrued investment income thereon, plus or minus the Estimated Net Pig and Feed Inventory Adjustment applicable to Pig Inventory and Feed Ingredient Inventory purchased by HPC Purchaser, as set forth in Section 2.3.2 and (B) in the case of the MB Purchaser, the MB Purchase Price minus an amount equal to the MB Cash Deposit and any accrued investment income thereon, plus or minus the Estimated Net Pig and Feed Inventory Adjustment applicable to Pig Inventory and Feed Ingredient Inventory purchased by MB Purchaser, as set forth in Section 2.3.2. Such cash payments shall be made by wire transfer of immediately available funds to such account as Sellers shall designate. At the Closing, the HPC Deposit Escrow Agent shall transfer the HPC Cash Deposit to the Sellers by wire transfer of immediately available funds to such account as Sellers shall designate, and the MB Deposit Escrow Agent shall transfer the MB Cash Deposit to the Sellers by wire transfer of immediately available funds to such account as Sellers shall designate.

2.3 Closing Inventory Adjustment.

2.3.1 Inventory Assumptions. The Base Purchase Price is determined in part by (i) the type, sizes and number of pigs in the non-finish barns and the number and days on feed of the pigs in the finish barns (the “Pig Inventory”), and (ii) the quantity and value of feed ingredients as shown on the Feed Ingredient Inventory (the “Feed Ingredient Inventory”), all as projected to August 30, 2013 on Schedule 1.1(a)(3), Schedule 1.1(b)(3), Schedule 1.1(c)(3) and Schedule 1.1(d)(3) attached hereto. Collectively, the Pig Inventory and the Feed Ingredient Inventory as shown on Schedule 1.1(a)(3), Schedule 1.1(b)(3), Schedule 1.1(c)(3) and Schedule 1.1(d)(3) is referred to herein as the “Base Pig and Feed Inventory”.

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2.3.2 Delivery of Estimated Closing Statement. Within ten (10) Business Days prior to the Closing Date, but in no event less than five (5) Business Days prior to the Closing Date, Sellers shall deliver to the Purchasers a statement (the “Estimated Closing Statement”) that includes the Base Purchase Price, all adjustments contemplated under Section 1.4 above and sets forth a reasonable, good faith estimate of (i) the type, sizes and number of pigs in the non-finish barns and the number and days on feed of the pigs in the finish barns, and (ii) the quantity of feed ingredients, all as of the Effective Time (collectively, the amounts in clauses (i) and (ii) shall be referred to as the “Estimated Closing Inventory”). The Estimated Closing Statement shall include appropriate backup materials supporting such estimates (including, for example, detailed listings by location of the pigs and feed ingredient items to be included) sufficient to identify what Pig Inventory and Feed Ingredient Inventory relates to the Target Assets purchased by HPC Purchaser and what Pig Inventory and Feed Ingredient Inventory relates to the Target Assets purchased by MB Purchaser such that the appropriate adjustments to the HPC Purchase Price and the MB Purchase Price, respectively, can be identified. The Estimated Closing Statement shall list the quantity of each type and size of pig in the non-finish barns, quantity and days on feed of the pigs in the finish barns and each type of feed ingredient. The total quantity of each type and size of pig in the non-finish barns, quantity and days on feed of the pigs in the finish barns and each type of feed ingredient shall be multiplied by the value shown for each in the Base Pig and Feed Inventory, except that the value shown per head for finish animals at each barn site on the Base Pig and Feed Inventory shall be adjusted to increase the per pig value of the finish animals by an amount equal, in the aggregate for each barn site, to the total additional feed, medication and grower contract payment costs incurred consistent with recent past practice and paid by Sellers with respect to such finish animals from and after August 31, 2013 to the Closing Date. The total value resulting from such calculations shall be shown on the Estimated Closing Statement and in summary fashion in the manner shown on Exhibit A hereto. Collectively, the Pig Inventory and the Feed Ingredient Inventory as shown on the Estimated Closing Statement and on Exhibit A is referred to herein as the “Estimated Closing Pig and Feed Inventory”. The Purchasers and their representatives shall be entitled to observe all physical inventories that are conducted in connection with, and to inspect all work papers, schedules and other supporting materials relating to, the preparation of the Estimated Closing Pig and Feed Inventory. The Purchasers shall have an opportunity to review with representatives of Sellers and dispute all or any part of the Estimated Closing Statement, such review to be reasonably prompt and any dispute to be reasonable and in good faith. If the value of the Estimated Closing Pig and Feed Inventory exceeds the Base Pig and Feed Inventory, then the Closing Payment payable to the Sellers at the Closing shall be increased dollar for dollar by an amount equal to the amount by which the Estimated Closing Pig and Feed Inventory exceeds the Base Pig and Feed Inventory. If the amount of the Estimated Closing Pig and Feed Inventory is less than the amount of the Base Pig and Feed Inventory, then the Closing Payment payable to the Sellers at the Closing shall be reduced dollar for dollar by an amount equal to the amount by which the Base Pig and Feed Inventory exceeds the Estimated Closing Pig and Feed Inventory. The resulting calculation of the difference between the amounts of the Estimated Closing Pig and Feed Inventory and the Base Pig and Feed Inventory shall be the “Estimated Net Pig and Feed Inventory Adjustment”. For the avoidance of doubt, any Estimated Net Pig and Feed Inventory Adjustment shall be apportioned against the HPC Purchase Price and the MB Purchase Price based on the difference between the Base Pig and Feed Inventory and the Estimated Closing Pig and Feed Inventory related to such Pig Inventory and Feed Ingredient Inventory as is to be acquired by the applicable Purchaser.

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2.3.3 The Post Closing Adjustment Process. As soon as practicable but within thirty (30) days after the Closing Date, Purchasers shall jointly prepare and deliver to AgFeed a statement showing (i) the type, sizes and number of pigs in the non-finish barns and the number and days on feed of the pigs in the finish barns, and (ii) the quantity of feed ingredients acquired by each Purchaser, all as of the Effective Time (the “Closing Inventory”). The Closing Inventory shall include appropriate backup materials supporting each category (including, for example, detailed listings by location of the pigs and feed ingredient items included) sufficient to identify what Pig Inventory and Feed Ingredient Inventory relates to the Target Assets purchased by HPC Purchaser and what Pig Inventory and Feed Ingredient Inventory relates to the Target Assets purchased by MB Purchaser such that the appropriate adjustments to the HPC Purchase Price and the MB Purchase Price, respectively, can be identified. The total quantity of each type and size of pig in the non-finish barns, quantity and days on feed of the pigs in the finish barns and each type of feed ingredient shall be multiplied by the value shown for each in the Base Pig and Feed Inventory. For the avoidance of doubt, for purposes of calculating the value of the Closing Pig and Feed Inventory , the value shown per head for finish animals at each barn site on the Base Pig and Feed Inventory shall be adjusted to increase the per pig value of the finish animals by an amount equal, in the aggregate for each barn site, to the total additional feed, medication and grower contract payment costs incurred consistent with recent past practice and paid by Sellers with respect to such finish animals from and after August 31, 2013 to the Closing Date. The total value resulting from such calculations shall be the “Closing Pig and Feed Inventory”, which shall be shown in summary fashion in the manner shown on Exhibit A hereto and on a statement prepared by Purchasers that shows the Base Purchase Price, all adjustments contemplated under Section 1.4 above and the value of the Closing Pig and Feed Inventory (the “Closing Statement”). The Closing Statement shall be prepared in good faith. Sellers and Purchasers and their respective representatives shall be entitled to observe all physical inventories that are conducted in connection with, and to inspect all work papers, schedules and other supporting materials relating to, the preparation of the Closing Statement. Sellers shall have fifteen (15) days after the delivery of the Closing Statement during which to notify Purchasers of any dispute of any material item contained in the Closing Statement, which notice shall set forth in reasonable detail the basis for such dispute. If Sellers fail to notify Purchasers of any such dispute within such fifteen (15) day period, the Closing Statement shall be deemed to be accepted by, and shall be final and binding on the parties. In the event that Sellers shall so notify Purchasers within such fifteen (15) day period, the parties shall cooperate in good faith to resolve such dispute as promptly as possible (including meetings between senior executives of the parties). If the parties resolve such dispute within ten (10) days of Sellers notifying Purchasers of such dispute, the Closing Statement shall be amended as agreed by the parties and, as amended, shall be final and binding on the parties. If the parties are unable to resolve any such dispute within ten (10) days of such notification of dispute, the parties shall either (i) mutually agree in writing to extend the time allowed, whereupon the parties shall continue to resolve any such dispute during such agreed extension period or (ii) mutually select an independent accounting firm of recognized national standing (the “Auditor”) to act as a referee to resolve any remaining disagreements. The Auditor shall determine as promptly as practicable, but in any event within thirty (30) calendar days of the date on which such dispute is referred to the Auditor, based solely on the terms of this Agreement, any remaining disputes. The Purchasers and Sellers (or their respective designees) shall each be permitted to submit a proposed Closing Statement and applicable supporting documentation and to make a presentation to the Auditor in connection with the resolution of any such disagreements, and, without the mutual agreement of Purchasers and Sellers, the Auditor shall not rely on or consider any other documents, materials, presentations or evidence (other than the plain language of this Agreement) in making its determination. It is the intent of the parties that the process set forth in this Section 2.3.3. and the activities of the Auditor in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including, in particular, but without limitation, rules with respect to procedures and discovery). The fees and expenses of the Auditor incurred in connection with its review and resolution of any disputes shall be split evenly between Purchasers, on one hand, and Sellers, on the other; provided that such fees and expenses shall not include, so long as a party complies with the procedures of this Section 2.3.3, the other party’s outside counsel, accounting or other fees. The determination of the Auditor shall be final, conclusive and binding on the parties.

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2.3.4 Post-Closing Adjustment.

2.3.4.1 If the Closing Pig and Feed Inventory as shown on the Closing Statement (as finally determined pursuant to Section 2.3.3) exceeds the Estimated Closing Pig and Feed Inventory, then within three (3) Business Days after the final determination of the Closing Statement as contemplated by Section 2.3.3, HPC Purchaser and/or MB Purchaser, as applicable, shall pay to Sellers the amount of such excess by wire transfer of immediately available funds to such account as Sellers shall designate.

2.3.4.2 If the Closing Pig and Feed Inventory as shown on the Closing Statement (as finally determined pursuant to Section 2.3.3) is less than the Estimated Closing Pig and Feed Inventory, then within three (3) Business Days after the final determination of the Closing Statement as contemplated by Section 2.3.3, Sellers shall pay to HPC Purchaser and/or MB Purchaser, as applicable, the amount of such shortfall by wire transfer of immediately available funds to such account as such Purchaser shall designate. Such obligation shall be entitled to administrative priority under Section 503(b)(1)(A) of the Bankruptcy Code and the obligation of Sellers to pay to Purchasers such amount in full in cash when due shall not be discharged, modified or otherwise affected by any plan of reorganization or liquidation for Sellers or by any other Order of the Bankruptcy Court.

2.3.4.3 For the avoidance of doubt, any adjustment required under this Section 2.3.4 shall be apportioned against the HPC Purchase Price and the MB Purchase Price based on the difference between the Estimated Closing Base Pig and Feed Inventory and the Closing Pig and Feed Inventory related to such Pig Inventory and Feed Ingredient Inventory to be acquired by such Purchaser.

2.4 Allocation of the Aggregate Purchase Price

. The Sellers and Purchasers agree the Aggregate Purchase Price and the Assumed Liabilities as well as any other items constituting the amount realized for Tax purposes (the “Allocable Consideration”) will be allocated among the Target Assets in a manner consistent with Section 1060 of the Tax Code and Treasury regulations promulgated thereunder. Purchasers will, no later than forty-five (45) days following the Closing Date, prepare and deliver to the Sellers a schedule setting forth the allocation of the Allocable Consideration in accordance with the preceding sentence (the “Allocation Schedule”). Purchasers and Sellers will endeavor for a period of not less than thirty (30) days to resolve any disputes related to the Allocation Schedule. No Purchaser nor any Seller will take any position that is contrary to or inconsistent with the Allocation Schedule for any Tax purpose, including with respect to any Tax Return (including amended Tax Returns). In the event that the Allocation Schedule is disputed by any Governmental Authority, the party receiving notice of such dispute will promptly notify the other party and the parties will consult in good faith as to how to resolve such dispute in a manner consistent with the agreed upon Allocation Schedule. Notwithstanding any provision of this Section 2.4 to the contrary, if Purchasers and the Sellers are not able to agree to the Allocation Schedule, each Party shall be allowed to use that Party’s own formulation with respect to the allocation of the Aggregate Purchase Price and the Assumed Liabilities.

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Article 3
EXCLUDED ASSETS.

3.1 Excluded Assets

. The Target Assets to be acquired by the Purchasers hereunder do not include the following (hereinafter referred to as the “Excluded Assets”):

3.1.1 any cash on hand, in banks, and any cash equivalents;

3.1.2 all of Sellers’ interest in any Trade Rights not used primarily in the business of any Seller;

3.1.3 all claims, rights and causes of action of Sellers arising under or relating to Chapter 5 of the Bankruptcy Code (whether or not asserted as of the Closing Date), including, without limitation, any such claims and actions arising under Sections 544, 545, 547, 548, 549 or 551 of the Bankruptcy Code;

3.1.4 Sellers’ rights under this Agreement and all cash and non-cash consideration payable or deliverable to Sellers pursuant to the terms and provisions hereof;

3.1.5 all insurance proceeds, claims and causes of action of any kind, all unearned insurance premiums, and all accrued insurance refunds or rebates, but excepting casualty insurance proceeds or claims with respect to the Target Assets relating to (i) the damage to the Oklahoma facilities leased or owned by Seller due to the tornado event during the week of August 4, 2013 and (ii) casualty losses occurring on or after the date of this Agreement;

3.1.6 all securities, whether capital stock or debt, of any entity;

3.1.7 all rights and claims in or to any refunds or credits of or with respect to any Taxes, assessments or similar charges paid by or on behalf of Sellers, in each case to the extent applicable to any period prior to the Closing (but not any of the foregoing paid by any entity comprising the Purchasers);

3.1.8 Tax records and minute books of Sellers, and any other books and records relating to the Excluded Assets;

3.1.9 all claims arising on or prior to the Closing Date under any directors and officers liability insurance policies owned by Sellers;

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3.1.10 all claims and causes of action arising on or before the Closing Date that Sellers have against any Affiliate, insider of any Seller or any third party (and any recovery on account thereof), except to the extent that such claims or causes of action (i) may constitute a counterclaim, defense, offset, or recoupment right with respect to affirmative claims (if any) that such third party may assert against any Purchaser, (ii) arise under any rights under warranties (express or implied), representations and guarantees made by suppliers, manufacturers, and contractors to Sellers in connection with the Target Assets or any Seller’s business, (iii) arise under the Assigned Contracts assumed and assigned to any Purchaser, (iv) arise under any Licenses, or (v) expressly relate to the Target Assets; provided, however, nothing in this Section 3.1.10 shall in any event be deemed to eliminate from the Excluded Assets any asset expressly designated as such pursuant to this Article 3;

3.1.11 professional retainers paid by Sellers;

3.1.12 any letters of credit or similar financial accommodations issued to any third party(ies) for the account of Sellers;

3.1.13 all deposits held by third parties;

3.1.14 any assets other than Target Assets; and

3.1.15 those assets, if any, including but not limited to those listed on Schedule 3.1.

3.2 Purchaser Agreement

. Purchasers expressly agree and understand that Sellers shall not sell, assign, transfer, convey or deliver to any Purchaser any of the Excluded Assets.

Article 4
SELLERS’ REPRESENTATIONS AND WARRANTIES.

As a material inducement to the Purchasers to enter into this Agreement and purchase the Target Assets, each of the Sellers, jointly and severally, warrants and represents to each Purchaser on the date hereof:

4.1 Organization and Corporate Power

. Except as a result of the commencement of the Bankruptcy Case, each Seller is duly formed and validly existing under the laws of the state of its formation and each is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where the failure to so qualify or to so be in good standing has not had and would not reasonably be expected to have a Material Adverse Effect. Except as a result of the commencement of the Bankruptcy Case, each Seller has all requisite power and authority and all material licenses, permits, and authorizations necessary to own and operate its properties and to carry on its business as now conducted.

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4.2 Title and Related Matters

. Except as set forth on Schedule 4.2, and excluding Real Property (which is governed by Section 4.9 below), each Seller owns and has good and marketable title to all Target Assets. Sellers will deliver the Target Assets free and clear of all Encumbrances, except for Permitted Encumbrances.

4.3 Litigation

. Except as set forth on Schedule 4.3 and except for the Bankruptcy Case, there are no actions, suits, proceedings, orders, investigations, or claims pending, or to the Knowledge of Sellers, overtly threatened against any of Sellers or any of their property, at Law or in equity, or before or by any Governmental Authority that would be expected to have a Material Adverse Effect.

4.4 Compliance with Laws

. Except as set forth on Schedule 4.4, to the knowledge of Sellers, each Seller, in the conduct of its business, is in material compliance with all laws, statutes, ordinances, regulations, orders, judgments, or decrees applicable to it, the enforcement of which, if the Seller were not in compliance therewith, would have a Material Adverse Effect.

4.5 Brokers or Finders

. Except as set forth on Schedule 4.5, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Sellers.

4.6 ERISA and Related Matters

. Schedule 4.6 identifies each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained or otherwise contributed to by Sellers for the benefit of Active Farm Employees and each material plan or arrangement not subject to ERISA maintained or otherwise contributed to by Sellers for the benefit of Active Farm Employees and providing for deferred compensation, bonuses, equity compensation, employee insurance coverage or any similar compensation or welfare benefit arrangement (each a “Benefit Plan” and, collectively, the “Benefit Plans”). Sellers have delivered or made available to the Purchasers copies or descriptions of each Benefit Plan that is not a Multiemployer Plan. Except as set forth on Schedule 4.6, Sellers do not presently maintain any Benefit Plan subject to Title IV of ERISA. Subject to any exceptions set forth on Schedule 4.6, each Benefit Plan that is not a Multiemployer Plan has been maintained and administered at all times substantially in compliance with its terms and all Applicable Laws, including ERISA and the Code, applicable to such Benefit Plan, except where the failure to do so would not have a Material Adverse Effect.

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4.7 Inventory

. Except as set forth on Schedule 4.7 and to the Knowledge of Sellers, the Inventory consists of items of a quality and quantity useable and salable in the ordinary course of Sellers’ business, except for obsolete and slow-moving items and items below standard quality, all of which have been written down on the books of Sellers to net realizable market value or have been provided for by adequate reserves.

4.8 Personal Property

. Except as set forth in Schedule 4.8 and to the Knowledge of Sellers, all material Target Assets are generally in good operating condition and repair (ordinary wear and tear excepted).

4.9 Real Property

. Schedule 4.9 contains a true and complete list of the Real Property. Except as set forth on Schedule 4.9, each Seller has good and marketable fee simple title to all of the Real Property listed as owned by it on Schedule 4.9, and at Closing, Seller will deliver the Real Property free and clear of all Encumbrances (except for Permitted Encumbrances). Copies of all leases for any Real Property leased by Seller that is listed on Schedule 4.9 (including any and all amendments and other modifications of such leases) have been delivered to the Purchasers. To the Knowledge of Sellers, the Sellers are not in material default under any such leases. To the Knowledge of Sellers: (i) the Real Property owned or leased by it is in good condition and repair consistent with its present use and is available for immediate use in the conduct of the business of any Seller; (ii) no assessment for public improvements has been made against the Real Property which remains unpaid nor has there been notice of any proposed assessment for public improvement; and (iii) no condemnation or eminent domain proceeding has been commenced against the Real Property nor is any such proceeding under consideration for commencement of any condemnation or eminent domain proceeding.

4.10 Trade Rights

. Schedule 4.10 lists all Trade Rights material to the business of any Seller or that are used in the business of any Seller, or developed in the course of conducting the business of any Seller or by persons employed by the any Seller’s business, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Sellers, and also indicating which of such Trade Rights are registered. No Seller has any rights to a Trade Right used or usable in any Seller’s business that is not included in the Target Assets, except as excluded by Section 3. No Seller has granted any license or made any assignment of any Trade Right, and to the Knowledge of Sellers, no other person or entity has any right to use any such Trade Right. Except as listed in Schedule 4.10, no Seller pays any royalties or other consideration for the right to use any Trade Rights of others.

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4.11 Environmental Matters

. The representations and warranties in this Section 4.11 are Sellers’ sole and exclusive representations and warranties with respect to environmental matters. Except as set forth on Schedule 4.11, to the Knowledge of Sellers, (a) each Seller is in material compliance with applicable Environmental Laws, except to the extent that any such non-compliance would not have a Material Adverse Effect; (b) no Seller has used, stored, released or disposed of Hazardous Material on the Real Property in violation of any Environmental Laws; and (c) there are no underground storage tanks on the Real Property.

4.12 Authorization

. Each Seller has, or on the Closing Date will have, full power, authority and legal right to execute and deliver this Agreement and all other agreements contemplated hereby to which the Seller is a party, subject to the Bankruptcy Court’s entry of the Bankruptcy Orders. Except as set forth in the annexed Schedule 4.12 and subject to the Bankruptcy Court’s entry of the Bankruptcy Orders, no approvals or consents of any other persons, entity or governmental authority having jurisdiction are necessary in connection with the execution, delivery, and performance of the Seller’s obligations under this Agreement This Agreement and all other agreements contemplated hereby, when executed and delivered by the Seller, and, subject to the Bankruptcy Court’s entry of the Bankruptcy Orders, will constitute the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its and their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, and similar statutes affecting creditors’ rights generally and judicial limits on equitable remedies.

4.13 No Conflict with Other Instruments or Agreements

. Except as set forth on Schedule 4.13, the consummation by each Seller of the transactions contemplated by this Agreement will not result in or constitute: (i) a default or an event that, with the giving of notice or lapse of time, or both, would constitute a default, breach, or violation of the organizational documents of the Seller, (ii) to the Knowledge of Sellers, a default or an event that, with the giving of notice or lapse of time, or both, would constitute a default, breach, or violation of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which the Seller is a party or by which the Seller or any of its property is bound; (iii) to the Knowledge of Sellers, an event that would permit any counter party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of the Seller; or (iv) to the Knowledge of Sellers, the creation or imposition of any lien, charge, or encumbrance on any of the assets of the Seller; except in the case of clauses (ii), (iii), and (iv) for defaults, breaches, violations, terminations, accelerations, liens, charges or encumbrances that (x) are excused by the Bankruptcy Court or the applicability of any provision of the Bankruptcy Code, (y) are set forth on Schedule 4.13 or (z) would not be expected to have a Material Adverse Effect.

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Article 5
PURCHASER’S REPRESENTATIONS AND WARRANTIES.

As a material inducement to Sellers to enter into and perform its obligations under this Agreement, each Purchaser, severally and not jointly, represents and warrants to Sellers on the date hereof:

5.1 Authorization

. The execution, delivery, and performance by such Purchaser of this Agreement and all other agreements contemplated hereby to which such Purchaser is a party have been duly and validly authorized by all necessary company action of such Purchaser, and except as set forth on Schedule 5.1, no approvals or consents of any other Person or Governmental Authority having jurisdiction are necessary in connection with it. This Agreement and each such other agreement, when executed and delivered by such Purchaser, will constitute the legal, valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, and similar statutes affecting creditors’ rights generally and judicial limits on equitable remedies.

5.2 No Conflict with Other Instruments or Agreements

. The consummation by such Purchaser of the transactions contemplated by this Agreement will not result in or constitute a default or an event that, with the giving of notice or lapse of time, or both, would constitute a default, breach, or violation of the organizational documents of such Purchaser or any Contract to which such Purchaser is a party or by which such Purchaser or any of its property may be bound and which would be material to such Purchaser’s performance of this Agreement.

5.3 Brokers or Finders

. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Purchaser.

5.4 Funding

. Such Purchaser has sufficient liquid assets available to it to pay the its respective portion of the Aggregate Purchase Price on the Closing Date and to pay and perform the Assumed Liabilities as they become due.

5.5 Adequate Assurance

. Such Purchaser has the ability to demonstrate to the Bankruptcy Court adequate assurance of future performance under the Assigned Contracts, and shall provide a copy of its financial statements and such other financial information reasonably available to such Purchaser that is required by the Bankruptcy Court to demonstrate such Purchaser’s ability to assume, or to take an assignment of, the Assigned Contracts; provided, however, that any such financial information and related testimony and exhibits, other than information that is otherwise publicly available or is ordinarily provided by such Purchaser to potential contracting parties, shall be distributed subject to appropriate confidentiality arrangements and shall be filed or otherwise introduced in the Bankruptcy Court only under seal.

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Article 6
COVENANTS, AGREEMENTS PENDING CLOSING, AND OTHER AGREEMENTS.

6.1 Conduct of Sellers’ Business Pending the Closing.

6.1.1 From the date of this Agreement until Closing, and except as otherwise consented to or approved by the Purchasers in writing or as may be limited or modified as a result of the filing of the Bankruptcy Cases, each Seller covenants and agrees with the Purchasers as follows:

6.1.1.1 Sellers will carry on the Business only in the Ordinary Course of Business (subject to the commencement of the Bankruptcy Cases contemplated herein) and in compliance with Law in all material respects, including Environmental Laws, and use commercially reasonable efforts to: maintain its relationships with customers, suppliers and others having business dealings with Sellers (except for the amendment or termination of Sellers’ existing Hormel weaned pig agreement), and use commercially reasonable efforts to keep in full force and effect liability insurance and bonds comparable in amount and scope of coverage to that currently maintained.

6.1.1.2 All property and other assets and rights now owned or used by Sellers will be used, preserved and maintained in the Ordinary Course of Business and in compliance with Laws in all material respects, including Environmental Laws, to the same extent and in the same condition as said property, assets and rights are on the date of this Agreement, ordinary wear and tear excepted.

6.1.1.3 Sellers will keep or cause to be kept in effect and undiminished the insurance now in effect on its various properties and other assets, and will purchase such additional insurance, at Purchasers’ cost, as the Purchasers may request.

6.1.1.4 Sellers will not authorize any of, or commit or agree to take any of the foregoing actions.

6.2 Additional Covenants and Agreements of Sellers

. From the date of this Agreement until Closing (except as otherwise provided in Section 6.2.1(b)), each Seller further covenants and agrees with the Purchasers as follows:

6.2.1 The Sellers will use their respective commercially reasonable efforts to (a) obtain as promptly as practicable the satisfaction of the conditions to Closing described in this Agreement and any necessary consents or waivers under or amendments to agreements by which any Seller is bound; and (b) to the extent any permits, licenses, or other documents cannot either be transferred to a Purchaser or obtained by a Purchaser prior to Closing because of Governmental Authority action or inaction or requirements of applicable Law, Sellers agree to provide to such Purchaser, both prior to and after Closing, all support necessary or reasonably required to effectuate the transfer of such permit(s), licenses, or other documents, including, without limitation, providing information to such Purchaser or any Governmental Authority, preparing all required documentation or executing all documents necessary to support the transfer or issuance of such permit to such Purchaser immediately following or within a reasonable time after the Closing.

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6.2.2 The Sellers will promptly supplement or amend the Schedules (i) with respect to any matter hereafter arising to the Knowledge of Sellers that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any Schedule or (ii) that is necessary to correct any information in such Schedules that, to the Knowledge of Sellers, is inaccurate on account of the occurrence of an event described in subpart (i).

6.2.3 The Sellers will promptly supplement or amend the Schedules with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any Schedule, and will promptly notify the Purchasers of any breach of any of the Seller’s representations, warranties or covenants contained in this Agreement. Each such supplement or amendment to the Schedules shall be deemed to cure any inaccuracy of any representation or warranty made in this Agreement.

6.2.4 Each Purchaser and its counsel, accountants and other representatives in connection with this transaction shall have full access during normal business hours to all properties and other assets, books, accounts, records, contracts and other documentation of, or relating to, the business of any Seller, including all Tax Returns and Tax records. The Sellers shall promptly furnish or cause to be furnished to each Purchaser, or the representatives of each Purchaser hereunder, all data, documentation, processes and other information concerning the business, finances and properties of the business of any Seller that may reasonably be requested, including all Tax Returns and Tax records.

6.3 HSR and Antitrust Laws.

6.3.1 Sellers will cooperate with each Purchaser and its representatives (a) with respect to all filings and notifications that such Purchaser elects to make or is required to make in connection with the transactions contemplated by this Agreement, including any filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (b) in identifying and obtaining any governmental authorizations required by such Purchaser to own and operate the Sellers’ Business from and after the Closing Date, and (c) in obtaining all consents identified in Schedule 4.12 and waivers of the conflicts or defaults identified in Schedule 4.13 (including taking all actions requested by such Purchaser to cause early termination of any applicable waiting period under the HSR Act, if required).

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6.3.2 Each of the Parties hereto shall use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law and regulations (including the HSR Act, if applicable) to consummate and make effective the transactions contemplated by this Agreement, including all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the consummation of the transactions contemplated by this Agreement (and, in such case, to proceed with the transactions contemplated by this Agreement as expeditiously as possible). Each Purchaser shall be responsible for paying any filing fees required by the Federal Trade Commission (the “FTC”) or other Governmental Entity. In furtherance of and without limiting the foregoing, if necessary, each Purchaser and Seller shall (1) make or cause to be made any filings required under the HSR Act or other competition laws with respect to the transactions contemplated herein as promptly as practicable after the date hereof, and in any event prior to ten (10) Business Days after the date hereof, (2) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective subsidiaries from the FTC, the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) or any other Governmental Entity in respect of such filings, (3) cooperate with each other in connection with any such filing or request (including, to the extent permitted by Applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Entity under any Antitrust Laws with respect to any such filing, and (4) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto. Each Party acknowledges that its reasonable best efforts under this Section 6.3.2 requires that it use reasonable best efforts to comply with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials that it or its Affiliates receive from the FTC or Antitrust Division as soon as reasonably practicable after the issuance of such request. Each Party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any filings made pursuant to this Section 6.3.2. For the avoidance of doubt, nothing contained herein shall require any Purchaser or any of their respective Affiliates to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct its business in a specified manner as a condition to obtaining any approval or for any other reason.

6.4 Covenants and Agreements of Purchaser

. From the date of this Agreement until Closing, each Purchaser covenants and agrees with Sellers as follows:

6.4.1 Each Purchaser will use its commercially reasonable efforts to execute and deliver any documents and instruments that may reasonably be required to assist Sellers in obtaining any necessary consents or waivers under or amendments to agreements by which Sellers are bound and which are conditions to Closing described in this Agreement; provided, however, that no Purchaser shall not be obligated hereunder to incur any cost or expense relating thereto or to execute any guaranty, assumption of liability or other document or instrument requiring such Purchaser to assume obligations not contemplated by this Agreement.

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6.4.2 Promptly after the date of this Agreement, and in any event within the applicable time period prescribed by statute or regulations, each Purchaser will use its commercially reasonable efforts to promptly make all filings and notifications required by Law to be made by it in connection with the transactions contemplated by this Agreement. Each Purchaser will use its commercially reasonable efforts to cooperate with Sellers and their representatives (a) with respect to all filings and notifications Sellers elect to make or are required to make in connection with the transactions contemplated by this Agreement, (b) in identifying and obtaining any governmental authorizations required by such Purchaser to own and operate the Target Assets from and after the Closing Date, and (c) in obtaining all consents identified in Schedule 5.1.

6.5 Bankruptcy Court Approval.

6.5.1 Sale Order. Within two (2) Business Days of the Auction, Sellers will seek an order of the Bankruptcy Court, in form and substance reasonably acceptable to each Purchaser, pursuant to the Sale Motion (the “Sale Order”) that (a) approves the sale of the Target Assets to the Purchasers on the terms and conditions set forth in this Agreement and authorizes Sellers to proceed with the sale of the Target Assets to the applicable Purchaser on the terms and conditions set forth in this Agreement, (b) includes a specific finding that each Purchaser is a good faith purchaser of the Target Assets to be acquired by it within the meaning of §363(m) of the Bankruptcy Code and is entitled to the protections of §363(m) of the Bankruptcy Code, (c) states that the sale of the Target Assets to applicable Purchaser shall be free and clear of all Encumbrances (except for Permitted Encumbrances), and (d) approves Sellers’ assumption and assignment to the applicable Purchaser of the Assigned Contracts pursuant to §365 of the Bankruptcy Code subject to such Purchaser’s ability to demonstrate to the Bankruptcy Court adequate assurance of future performance under the Assigned Contracts. Each Purchaser shall provide a copy of such financial information as may be required by the Bankruptcy Court to demonstrate such Purchaser’s ability to assume, or to take an assignment of, the Assigned Contracts. Sellers shall use commercially reasonable efforts to obtain entry of the Sale Order by August 30, 2013, and each Purchaser shall support entry of the Sale Order by the Bankruptcy Court. Both Purchasers’ and Sellers’ obligations to consummate the transactions contemplated in this Agreement are conditioned upon the Bankruptcy Court’s entry of the Sale Order.

6.5.2 Defense of Orders. If the Sale Order or any other order of the Bankruptcy Court relating to this Agreement (collectively, the “Bankruptcy Orders”) shall be appealed (or a petition for certiorari or motion for rehearing or reargument shall be filed with respect thereto), Sellers shall take all steps as may be appropriate to defend against such appeal, petition or motion, and each Purchaser agrees to cooperate in such efforts, and each of Sellers and the Purchasers hereto shall endeavor to obtain an expedited resolution of such appeal.

6.6 Transition Services Agreement

. At the Closing, Seller and the applicable Purchaser shall enter into a transition services agreement in the form attached hereto as Exhibit B or Exhibit C, as applicable, for a reasonable period of time after the Closing and for reasonable compensation, certain mutually agreeable services necessary, with respect to each Purchaser, for the transition of the Target Assets from Sellers to such Purchaser and, with respect to Seller, for the ongoing administration of the Bankruptcy Cases and other transition services (the “Transition Services Agreement”).

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6.7 Employment of Sellers’ Employees.

6.7.1 For the purpose of this Agreement, the term “Active Farm Employees” shall mean all “on-farm” (i.e., whose sole or primary responsibility relates to the sow farms or finishing farms) operational employees of Sellers who are in active employment status in the Business at the locations where Sellers operate that are acquired by the Purchasers on the day immediately preceding the Closing Date, and the term “Active Non-Farm Employees” shall mean all employees of Sellers, other than Active Farm Employees, who are in active employment status in the Business on the day immediately preceding the Closing Date. For purposes of this Section 6.7, the term “active employment status” does not include any individual not actively at work due to illness, injury, short-term disability or sick leave, authorized leave of absence, layoff for lack of work, service in the Armed Forces of the United States, retirement, resignation, permanent dismissal or long-term disability. However, any “on-farm” operational employee of Sellers in the Business at a location acquired by the Purchasers who is not in active employment status on the day immediately preceding the Closing Date (“Non-Active Farm Employees”) but who otherwise has a right to return to employment under the applicable policies of Sellers or pursuant to any Applicable Law shall not be required to be extended an employment offer by the Purchasers.

6.7.2 The Purchasers shall offer employment (subject to compliance with such Purchaser’s customary hiring practices) to each of the Active Farm Employees set forth on Schedule 6.7.2 effective upon the Closing Date; provided that: (i) such Active Farm Employees who are located in Colorado shall be hired by Cohoma, (ii) such Active Farm Employees who are located in North Carolina shall be hired by MB Purchaser, (iii) such Active Farm Employees, if located in Iowa, are classified as “Fieldstaff” or “Senior Fieldstaff” and are either currently assigned to work in a finish barn that is subject to a Cohoma Grower Contract or are otherwise accepted by Cohoma and, in any event shall not exceed four (4) in total, (iv) such Active Farm Employees, if located in Iowa, are classified as “Fieldstaff” or “Senior Fieldstaff” and are either currently assigned to work in a finish barn that is subject to a MB Grower Contract assigned to MB Purchaser or are otherwise accepted by MB Purchaser and, in any event shall not exceed four (4) in total, and (v) shall include an offer of employment to Ted Recker by Cohoma, which shall not be counted in the limit in (iii) above and Matt Grimm by MB Purchaser, which shall not be counted in the limit in (iv) above. The applicable Purchaser, as noted on Schedule 6.7.2, hereby offers employment (subject to compliance with such Purchaser’s customary hiring practices) and effective upon the Closing Date to those Active Non-Farm Employees listed on Schedule 6.7.2. For the purpose of this Agreement, the term “Hired Active Employees” shall mean those Active Farm Employees and Active Non-Farm Employees who accept a Purchaser’s offer of employment. All Hired Active Employees shall cease their employment with the applicable Seller effective upon the Closing Date.

6.7.3 Sellers shall be responsible for timely providing any plant closing or similar notices as required under federal, state or local law (including the Worker Adjustment Retraining Notification Act of 1988, as amended and any similar Law of any applicable state) (collectively, “WARN Laws”) as a result of the transactions contemplated by this Agreement.

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6.7.4 Except as set forth in Section 6.8 below with respect to COBRA, no Purchaser will have any severance or other obligations with respect to anyone who is/was an employee of a Seller on the day immediately preceding the Closing Date but who does not become a Hired Active Employee, either due to declining an offer of employment made by a Purchaser or due to not receiving an offer of employment from a Purchaser. Except as set forth in Section 6.8 below with respect to COBRA, all such obligations, if any, shall be the responsibility of the Seller.

6.8 Salaries and Benefits.

6.8.1 Each Purchaser shall, or shall cause one of its affiliates to, provide the Hired Active Employees with, at a minimum, base salary or wage levels that are, in the aggregate, no less favorable than such base salary or wage levels as in effect prior to the Closing Date. Each Purchaser shall, for the purposes of eligibility and vesting under its benefit plans, recognize employment with Sellers (or their respective predecessors) for purposes of eligibility and vesting (but not benefit accrual or contributions). Each Purchaser shall take commercially reasonable action to waive any preexisting condition or similar exclusion under such benefit plan or program established or maintained by such Purchaser for any Hired Active Employees who were not covered by such exclusion prior to the Closing Date.

6.8.2 Sellers shall be responsible for the payment of all wages and other remuneration due to Active Farm Employees and Active Non-Farm Employees with respect to their services as employees of Sellers through the close of business on the day immediately prior to the Closing Date, including pro rata bonus payments, any severance or termination payments, and all vacation pay earned prior to the Closing Date, other than any termination or severance payments due to Hired Active Employees by reason of any events occurring after the Closing. Each Purchaser shall be responsible for the payment of all wages and other remuneration due to Hired Active Employees with respect to their services as employees of such Purchaser on and after the Closing Date and any termination or severance payments due to Hired Active Employees under termination or severance programs or plans, if any, that may be maintained by such Purchaser by reason of any events occurring on or after the Closing Date.

6.8.3 Each Purchaser agrees, in accordance with the provisions of Treasury Regulations Section 54.4980B-9 and any and all applicable Internal Revenue Service guidance concerning same, to offer COBRA continuation health coverage to all “M&A qualified beneficiaries,” as defined in Treasury Regulations Section 54.4980B-9 Q&A - 4, as such regulations apply to the transaction set forth in this Agreement. Each Purchaser acknowledges and agrees that, subsequent to the Closing Date, it shall be responsible for distributing all necessary COBRA continuation health coverage documentation and forms to the M&A qualified beneficiaries, including timely distribution of a COBRA continuation coverage notice in accordance with the applicable provisions of the Tax Code. Set forth on the Disclosure Statement of Private Information previously provided to the Purchasers sets forth, for each employee and each M&A qualified beneficiary, such person’s full name, address, current type of coverage, current monthly premium paid for coverage, and, if on COBRA as of the date of this agreement, (i) the type of initial qualifying event that gave rise to the Sellers’ COBRA obligation, (ii) the date of such qualifying event, and (iii) the date such coverage was otherwise scheduled to end.

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6.8.4 Effective as of the Closing Date, each Purchaser shall, or shall cause one of its affiliates to, have in effect a defined contribution plan within the meaning of Section 401(k) of the Tax Code (the “Purchaser 401(k) Plan”) providing benefits as soon as reasonably practicable on or after the Closing Date to the Hired Active Employees who participate in the tax-qualified defined contribution retirement plan or plans of Sellers (the “Sellers 401(k) Plan”). Each Purchaser shall, or shall cause one of its affiliates to, permit Hired Active Employees who have an account balance under Sellers 401(k) Plan to roll over (whether by direct or indirect rollover, as selected by such Hired Active Employees) his or her “eligible rollover distribution” (as defined under Section 402(c)(4) of the Tax Code) in the form of cash, a promissory note (in the case of loans) or any combination thereof from Sellers 401(k) Plan to the Purchaser 401(k) Plan.

6.8.5 Sellers shall be responsible for any payment of accrued but unused vacation or paid time off to which any employee of the Sellers is entitled, whether under Applicable Laws or such policies of the Sellers in place prior to the Closing Date (the “Vacation Policy”), as a result of the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, each Purchaser shall assume the accrued but unused vacation or paid time off for the Hired Active Employees hired by such Purchaser to the extent that neither Applicable Laws nor the Vacation Policy requires that such unused vacation or paid time off be paid as a result of the consummation of the transactions contemplated by this Agreement (“Assumed PTO”). The Assumed PTO shall be available for use by the Hired Active Employees in accordance with the applicable Purchaser’s paid time off and vacation policies (“Purchaser PTO Policies”). The Disclosure Statement of Private Information previously provided to the Purchasers sets forth the accrued but unused vacation or paid time off for each of the Active Farm Employees. Notwithstanding the foregoing, after the Assumed PTO for a Hired Active Employee is used by such Hired Active Employee, such Hired Active Employee will accrue paid time off and leave in accordance with such Purchaser’s PTO Policies as may be modified from time to time. For purposes of determining paid time off or vacation accrual under the Purchaser PTO Policies, each Purchaser shall give each Hired Active Employee credit for service provided to the Seller from the date of his or her most recent hire with the Seller until the date that is immediately prior to the consummation of the transactions contemplated by this Agreement.

6.8.6 Sellers shall be liable for any claims made or incurred by Active Farm Employees or Active Non-Farm Employees and their beneficiaries through the Closing Date under the Benefit Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

6.8.7 No provision in this Agreement, including without limitation this Section 6.8, shall create any third-party beneficiary rights in any person, entity, or organization, including without limitation employees or former employees (including any beneficiary or dependent thereof) of the Sellers, unions or other representatives of such employees or former employees, or trustees, administrators, participants, or beneficiaries of any Benefit Plan, and no provision of this Agreement shall create such third-party beneficiary rights in any such person or organization in respect of any benefits that may be provided, directly or indirectly, under any Benefit Plan that is or may in the future be maintained by any Purchaser. No provision of this Agreement, including without limitation this Section 6.8, shall be deemed to amend any Benefit Plan that is or may in the future be maintained by any Purchaser.

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6.9 Reasonable Access to Records and Certain Personnel

. So long as the Bankruptcy Cases are pending, following the Closing, each Purchaser shall provide Sellers and Sellers’ counsel and other professionals employed in the Bankruptcy Cases with reasonable access to all documents and records relating to the Target Assets acquired by such Purchaser for the purpose of the continuing administration of the Bankruptcy Cases (including the pursuit of any avoidance, preference or similar actions), which access shall include (a) the right of Sellers’ professionals to copy, at Sellers’ expense, such documents and records as Sellers or Sellers’ may request in furtherance of the purposes described above, and (b) such Purchaser’s copying and delivering to Sellers or Sellers’ professionals such documents or records as Sellers or Sellers’ professionals may request, but only to the extent Sellers or Sellers’ professionals furnish such Purchaser with reasonably detailed written descriptions of the materials to be so copied and Sellers reimburse such Purchaser for the reasonable costs and expenses thereof.

6.10 Herd Management Services

. As additional consideration for the Target Assets purchased by MB Purchaser pursuant to this Agreement, from and after the Closing Date and through the earliest to occur of (x) the sale of all Retained Pigs and (y) April 30, 2014, MB Purchaser shall provide to Sellers those herd management services as mutually agreed to by MB Purchaser and Sellers prior to the Closing Date (the “Herd Management Services”). Sellers shall reimburse MB Purchaser, within fifteen (15) days of an invoice from MB Purchaser, for actual and documented costs and expenses, exclusive of any costs and expenses for labor, incurred by MB Purchaser in connection with the Herd Management Services.

6.11 Mixed Contracts

. Sellers and the applicable Purchaser shall use commercially reasonable efforts to negotiate new contracts with the contract counterparties to the Contracts in which the Assumed Mixed Contract Obligations are set forth that will allow the applicable Purchaser to assume only such Purchaser’s Assumed Mixed Contract Obligations under such Contracts; provided, however, that if any such new contracts are not entered into on or prior to the Closing Date, then (i) Sellers and the applicable Purchaser will reasonably cooperate with each other in any lawful and commercially feasible arrangement designed to provide such Purchaser with the benefits and obligations of the applicable Assumed Mixed Contract Obligations, (ii) to the extent set forth in this Agreement, the applicable Purchaser shall be responsible for performing all such Purchaser’s Assumed Mixed Contract Obligations under the Contracts in which such Assumed Mixed Contract Obligations are set forth that are required to be performed by Sellers on or after the Closing Date, and (iii) unless reimbursed by the applicable Purchaser, Sellers shall not be required to expend any monetary funds in connection with such efforts or arrangements.

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Article 7
CONDITIONS PRECEDENT TO EACH PURCHASER’S OBLIGATIONS.

The obligation of each Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by such Purchaser), prior to or at Closing, of each of the following conditions:

7.1 Conditions Precedent.

7.1.1 HSR and Antitrust Law Filings. If premerger notifications are required under the HSR Act or any other Antitrust Law, then all necessary filings shall have been made and the applicable premerger waiting period(s) shall have expired or been earlier terminated.

7.1.2 Representations and Warranties. Each of the representations and warranties made herein by Sellers shall be true and correct in all material respects (except for those representations and warranties already qualified by materiality, which shall be true and correct in all respects) as of the Closing with the same effect as though made at that time except for changes contemplated, permitted or required by this Agreement.

7.1.3 Performance. Sellers will have materially performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by it prior to the Closing.

7.1.4 Certificate. Each Purchaser will have received, at the Closing, a certificate of Sellers, signed by an authorized officer of each Seller, stating that the preconditions specified in Sections 7.1.2 and 7.1.3 above have been satisfied or waived.

7.1.5 No Material Adverse Effect. Between the date hereof and the Closing Date, there shall not have occurred any Material Adverse Effect.

7.1.6 No Violation of Applicable Law. No provision of any applicable Law shall prohibit the consummation of the Closing.

7.1.7 No Termination. This Agreement shall not have been terminated pursuant to Article 10.

7.1.8 Sellers’ Deliveries. Each Purchaser shall have received the deliveries of Sellers set forth in Section 9.2.

7.1.9 No Pending Action. Other than actions or proceedings that are stayed by operation of Section 362(a) of the Bankruptcy Code or resolved by the Bankruptcy Court in the Sale Order, (i) there shall not be instituted, pending or threatened any action, investigation or proceeding by any Governmental Authority, and (ii) there shall not be instituted, pending or threatened any action or proceeding by any other person, domestic or foreign, before any Governmental Authority, in either case (A) challenging or seeking to make illegal, to delay materially, directly or indirectly, to restrain or prohibit the consummation of the transactions contemplated by this Agreement, seeking to obtain material damages or imposing any material adverse conditions in connection therewith, directly or indirectly relating to the transactions contemplated by this Agreement, (B) seeking to restrain, prohibit or delay in any material respect the exercise of full rights of ownership or operation by any Purchaser or its Affiliates of all or any portion of the Target Assets acquired by it or any Seller’s business, or to compel any Purchaser or any of its Affiliates to dispose of or hold separate all or any portion of the Target Assets acquired by it or any of the other businesses or assets of such Purchaser or any of its Affiliates, (C) seeking to impose or confirm material limitations on the ability of any Purchaser or any of its Affiliates to exercise full rights of the ownership of the Target Assets or Assumed Liabilities acquired by it, (D) seeking to require divestiture by any Purchaser or any of its Affiliates of any assets of Sellers, or (E) that otherwise would reasonably be expected to have a Material Adverse Effect.

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7.1.10 Assumed Mixed Contract Obligations. Either (i) the applicable Purchaser and the applicable contract counterparty to the Contract in which the applicable Assumed Mixed Contract Obligations are set forth shall have entered into a new contract or contracts with respect to the applicable Assumed Mixed Contract Obligations that are (A) upon substantially the same terms as Sellers’ existing Contracts with the applicable Assumed Mixed Contract Obligations and (B) limited as set forth in Section 1.3, or (ii) Sellers and the applicable Purchaser shall have entered into an arrangement with respect to such Assumed Mixed Contract Obligations pursuant to Section 6.11.

7.2 Court Approval Required

. The Bankruptcy Court shall have entered the Sale Order and such Order shall have become a Final Order. Notwithstanding the foregoing, nothing in this Agreement shall preclude the parties hereto from consummating the transactions contemplated herein if each Purchaser, in its sole discretion, agrees to waive the requirement that the Sale Order shall have become a Final Order. No notice of such waiver of this condition or any other condition to the Closing need be given except to Sellers, it being the intention of the parties that each Purchaser shall be entitled to, and is not waiving, the protection of section 363(m) of the Bankruptcy Code, the equitable mootness doctrine and any similar statute or body of Law if the Closing occurs in the absence of the Sale Order becoming a Final Order.

7.3 No Injunctions

. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued or Applicable Law passed by a Governmental Authority to the effect that the Closing may not be consummated.

7.4 Consents to the Transactions

. All necessary and material consents, waivers, and agreements to the consummation of the Acquisition contemplated by this Agreement, or otherwise pertaining to the matters covered by this Agreement will have been obtained by Sellers and delivered to Purchaser; provided, however, that Seller shall not be required to obtain any consent, waiver, or agreement to the consummation of the Acquisition to the extent the Sale Order provides that such consent, waiver, or agreement is not required.

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Article 8
CONDITIONS PRECEDENT TO SELLERS’ OBLIGATIONS.

Each and every obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Sellers), prior to or at Closing, of each of the following conditions:

8.1 HSR and Antitrust Law Filings

. If premerger notifications are required under the HSR Act or any other Antirust Law, then all necessary filings shall have been made and the applicable premerger waiting period(s) shall have expired or been earlier terminated.

8.2 Representations and Warranties; Performance

. Each of the representations and warranties made herein by a Purchaser shall be true and correct in all material respects as of the Closing with the same effect as though made at that time except for changes contemplated, permitted or required by this Agreement; each Purchaser will have materially performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by it prior to the Closing; and Sellers will have received, at the Closing, a certificate of each Purchaser, signed by an authorized officer of such Purchaser, stating that each of the representations and warranties made herein by such Purchaser is true and correct in all material respects as of the Closing except for changes contemplated, permitted, or required by this Agreement and that such Purchaser has materially performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by it prior to the Closing.

8.3 Orders

. The Bankruptcy Court shall have entered the Sale Order and such Order shall not have been reversed, modified, amended or stayed.

8.4 Purchasers’ Deliveries

. Sellers shall have received the deliveries of each Purchaser set forth in Section 9.3 and Sellers and the MB Purchaser shall have agreed to the Herd Management Services to be provided by MB Purchaser pursuant to Section 6.10.

8.5 No Termination

. This Agreement shall not have been terminated pursuant to Article 10.

8.6 No Injunctions

. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Applicable Law that is in effect on the Closing Date and which prohibits consummation of the Closing.

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Article 9
CLOSING.

9.1 Time, Place and Manner of Closing

. Unless this Agreement has been terminated according to Article 10 hereof, and provided that the conditions to the Closing set forth in Article 7 and Article 8 are satisfied or waived, the closing of the transactions contemplated by this Agreement (the “Closing”) will be held at the offices of Sellers’ counsel in Wilmington, Delaware, at 10:00 a.m. prevailing local time on the fifth (5th) Business Day after the satisfaction or waiver of all the conditions set forth in Article 7 and Article 8 (or as soon thereafter as practicable after the satisfaction or waiver of all such conditions), other than conditions that, by their nature, will be satisfied at the Closing, but in any event not later than September 30, 2013, (“Closing Date”). At the Closing, the parties to this Agreement will exchange certificates and other instruments and documents in order to determine whether the terms and conditions of this Agreement have been satisfied. At the Closing, Sellers will deliver to each Purchaser such bills of sale, assignments, deeds, consents, endorsements, drafts or other instruments as are necessary or appropriate to vest in such Purchaser title to the Target Assets acquired by it in accordance with the terms of this Agreement. After the Closing, Sellers will use commercially reasonable efforts to execute, deliver, and acknowledge all such further instruments of transfer and conveyance and will perform all such other acts as a Purchaser may reasonably request to effectuate the transfer of the Target Assets to such Purchaser

9.2 Closing Deliveries of Seller

. At the Closing, Sellers shall deliver or cause to be delivered to each Purchaser:

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9.2.1 a bill of sale, for the applicable Target Assets, duly executed by Sellers;

9.2.2 an assignment and assumption agreement for the applicable Assigned Contracts and the Assumed Liabilities, duly executed by Sellers;

9.2.3 the Transition Services Agreements, duly executed by Sellers;

9.2.4 all material consents and approvals relating to Sellers required to be obtained as a result of the transactions that are the subject of this Agreement, including, without limitation, such material consents and approvals from third party licensors or from any Governmental Authority; provided, however, that Sellers shall not be required to obtain any such consent or approval to the extent the Sale Order provides that such consent or approval is not required;

9.2.5 a copy, certified by an authorized officer of each Seller to be true, complete and correct as of the Closing Date, of the resolutions of such Seller, authorizing and approving the transactions contemplated hereby;

9.2.6 the certificate required by Section 7.1.4, duly executed by officers of each of the Sellers;

9.2.7 a properly completed and executed IRS Form W-9 from each Seller (provided that a Purchaser’s sole remedy for failure to provide such forms shall be withholding the amounts required to be withheld in accordance with applicable Law);

9.2.8 a non-foreign affidavit from each Seller, dated as of the Closing Date, issued pursuant to Section 1445 of the Tax Code and the Treasury regulations promulgated thereunder, stating that such Seller is not a “foreign person” as defined in Section 1445 of the Tax Code (provided that a Purchaser’s sole remedy for failure to provide such forms shall be withholding the amounts required to be withheld in accordance with applicable Law);

9.2.9 for all owned Real Property listed on Schedule 4.9, a special or limited warranty deed in form prepared by the applicable Purchaser and reasonably satisfactory to Sellers that conveys title to the Owned Real Property to such Purchaser free and clear of all Encumbrances, except for Permitted Encumbrances, and such other usual and customary instruments of conveyance, assignments, certificates, affidavits, transfer forms, and other documents as may be necessary to effect the conveyance of the Owned Real Property to the applicable Purchaser;

9.2.10 for all leased Real Property, assignments of the leases in form prepared by the applicable Purchaser and reasonably satisfactory to Sellers;

9.3 Closing Deliveries of Purchaser

. At the Closing, each Purchaser shall deliver or cause to be delivered to Sellers:

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9.3.1 the Transition Services Agreement, duly executed by such Purchaser; and

9.3.2 its respective portion of the Closing Payment.

9.4 Transfer Taxes

. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and all conveyance fees, recording chargers and other fees and chargers (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be payable one-half by Purchasers (divided pro rata among the Purchasers) and one-half by Sellers. Sellers will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and if required by applicable Law, the Purchasers will join in the execution of any such Tax Returns and other documentation. Purchasers and Sellers agree to use their best efforts to obtain any certificate, including a resale certificate, or other document from any Governmental Authority as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

9.5 Proration of Taxes and Charges

. In the case of any real or personal property Taxes or similar ad valorem Taxes attributable to the Target Assets for which Taxes are reported on a Tax Return covering a period commencing on or before the Closing Date and ending after the Closing Date (“Straddle Tax Period”), any such Straddle Tax Period Taxes shall be prorated between Sellers and Purchasers on a per diem basis. Sellers shall be responsible for the amount apportioned to periods on or before the Closing Date and the applicable Purchaser shall be responsible for the amount apportioned to periods after the Closing Date. The party required by Law to pay any such Straddle Period Taxes (the “Paying Party”) to the extent such payment exceeds the obligation of the Paying Party hereunder shall provide the other party (the “Non-Paying Party”) with proof of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes. The party required by Law to file a Tax Return with respect to Straddle Period Taxes shall do so within the time prescribed by Law.

9.5.1 Purchasers and the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including reasonable access to books and records, Tax Returns and Tax filings) and assistance as is reasonably necessary for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter. Purchasers and Sellers shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 9.5.

9.6 Consummation of Closing

. All acts, deliveries, and confirmations comprising the Closing regardless of chronological sequence shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery, or confirmation of the Closing and none of such acts, deliveries, or confirmations shall be effective unless and until the last of the same shall have occurred. Regardless of when the last act, delivery, or confirmation of the Closing shall take place, however, the transfer of the Target Assets shall be deemed to occur as of the start of business at the principal office of AgFeed on the date of the Closing (the “Effective Time”).

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Article 10
TERMINATION OF AGREEMENT.

10.1 Termination Events

. By notice given prior to or at the Closing, this Agreement may be terminated as follows:

10.1.1 by mutual consent of Purchasers and Sellers;

10.1.2 by Purchasers or Sellers in the event the Closing has not occurred (other than through failure of any party seeking to terminate this Agreement to have complied fully with its obligations under this Agreement) on or before September 30, 2013;

10.1.3 by Purchasers if any of Sellers’ Bankruptcy Cases is dismissed or converted to one under Chapter 7 of the Bankruptcy Code, if a trustee or an examiner with expanded powers is appointed in any of the Bankruptcy Cases, or if a motion for relief from the automatic stay is granted with respect to a material portion of the Target Assets;

10.1.4 by the non-breaching party upon a material breach of any provision of this Agreement provided that such breach has not been waived by the non-breaching party and has continued after notice to the breaching party by the non-breaching party without cure for a period of ten (10) Business Days;

10.1.5 by Purchasers if satisfaction of any condition in Article 7 hereof on or before September 30, 2013, or such later date as the parties may agree upon, becomes impossible (other than through the failure of a Purchaser to comply with its obligations under this Agreement) or by Sellers if satisfaction of any condition in Article 8 hereof on or before September 30, 2013, becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement); or

10.2 Effect of Termination

. Each party’s right of termination according to Section 10.1 of this Agreement is in addition to any other right it may have under this Agreement or otherwise, and the exercise of a party’s right of termination will not constitute an election of remedies. If this Agreement is terminated according to Section 10.1, this Agreement will be of no further force or effect; provided, however, that (i) this Section 10.2 will survive the termination of this Agreement and will remain in full force and effect and (ii) subject to Section 13.13, the termination of this Agreement will not relieve any party from any liability for any breach of this Agreement occurring prior to termination.

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10.3 Termination Procedure

. Any party desiring to exercise its right to terminate this Agreement shall deliver to the other party notice of termination in accordance with Section 13.6, stating with a reasonable degree of specificity the reason relied upon for such termination.

Article 11
FURTHER ASSURANCES.

11.1 Separate Agreements Executed in Connection with Closing

. The parties shall abide by, and otherwise perform under the terms and conditions of each and every agreement deemed executed and delivered contemporaneously with the Closing.

11.2 Cooperation of the Parties After Closing

. Upon the request of any party hereto after the Closing, any other party will use commercially reasonable efforts to (i) take all action, (ii) execute all documents and instruments, and (iii) provide any supplemental information and further assurances necessary or desirable to consummate and give effect to the transactions contemplated by this Agreement.

11.3 Payroll

. Purchasers will furnish to Sellers such payroll and employee information as Sellers may reasonably require in connection with the preparation or examination of payroll Tax Returns, workers’ compensation reports and audits, and qualified plan administration records.

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Article 12
DEFINITIONS.

“Acquisition” has the meaning set forth in the recitals of this Agreement.

“Active Farm Employees” has the meaning set forth in Section 6.7.1.

“Active Non-Farm Employees” has the meaning set forth in Section 6.7.1.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of more than fifty percent (50%) of the outstanding voting power of such Person or the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“AgFeed” has the meaning set forth in the preamble of this Agreement.

“Aggregate Purchase Price” has the meaning set forth in Section 2.1 of this Agreement.

“Allocable Consideration” has the meaning set forth in Section 2.4.

“Allocation Schedule” has the meaning set forth in Section 2.4.

“Antitrust Division” has the meaning set forth in Section 6.3.2 of this Agreement.

“Antitrust Law” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as modified by Section 363(b)(2) of the Bankruptcy Code and, as amended, the Federal Trade Commission Act, as amended, and any other United States or foreign or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Law” means, with respect to any Person, any Law applicable to such Person or its business, properties or assets.

“Assigned Contracts” has the meaning set forth in Section 1.3 of this Agreement.

“Assumed Liabilities” has the meaning set forth in Section 1.2.1 of this Agreement.

“Assumed Mixed Contract Obligations” means the contractual obligations of Sellers to be assumed by Purchasers pursuant to Sections 1.3(d), 1.3(e), 1.3(f), and 1.3(g).

“Assumed PTO” has the meaning set forth in Section 6.8.5.

“Auction” means the auction to consider bids for the purchase of Sellers assets to be scheduled and conducted in accordance with the Bidding Procedures Order.

“Auditor” has the meaning set forth in Section 2.3.3 of this Agreement.

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“Balance Sheet” means the unaudited consolidated balance sheet of Sellers dated March 30, 2013.

“Bankruptcy Cases” has the meaning set forth in the recitals of this Agreement.

“Bankruptcy Code” has the meaning set forth in the recitals of this Agreement.

“Bankruptcy Court” has the meaning set forth in the recitals of this Agreement.

“Bankruptcy Orders” has the meaning set forth in Section 6.5.2 of this Agreement.

“Base Pig and Feed Inventory” has the meaning set forth in Section 2.3.1.

“Base Purchase Price” has the meaning set forth in Section 2.1 of this Agreement.

“Benefit Plan(s)” has the meaning set forth in Section 4.6.

“Bidding Procedures Order” means the Order entered by the Bankruptcy Court on August 1, 2013, establishing bidding procedures for the sale of Sellers’ assets and establishing a date for the Auction.

“Business Day” means any day of the year, excluding Saturday, Sunday and any other day on which national banks are required or authorized to close in New York, New York.

“Closing” has the meaning set forth in Section 9.1 of this Agreement.

“Closing Date” has the meaning set forth in Section 9.1 of this Agreement.

“Closing Inventory” has the meaning set forth in Section 2.3.3.

“Closing Pig and Feed Inventory” has the meaning set forth in Section 2.3.3.

“Closing Payment” has the meaning set forth in Section 2.2.3.

“Closing Statement” has the meaning set forth in Section 2.3.3.

“Cohoma” has the meaning set forth in preamble of this Agreement.

“Cohoma Grower Contracts” has the meaning set forth in Section 1.3(b) of this Agreement.

“COBRA” means health care continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985.

“Colorado Assets” means all of Sellers’ assets, properties and business of every kind and description and situated in the State of Colorado, except for the Excluded Assets.

“Contract” means any written or oral contract, agreement, commitment, purchase order, license, lease, release, consent, indenture, or evidence of indebtedness.

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“Cure Amounts” has the meaning set forth in Section 1.3.

“Effective Time” has the meaning set forth in Section 9.6 of this Agreement.

“Encumbrance” means any lien, mortgage, deed of trust, deed to secure debt, pledge, restriction on transfer, proxy and voting or other agreement, claim, charge, security interest, easement, right of way, encroachment, servitude, right of first option, right of first refusal, preemptive right or similar restriction, use restriction, or other encumbrance, option or defect in title of every type and description, whether imposed by law, agreement, understanding or otherwise, including, without limitation, all liens, encumbrances, and interests in property as set forth in Section 363 of the Bankruptcy Code.

“Environmental Laws” means all Laws relating to pollution or protection of health, safety, natural resources or the environment, or the generation, use, treatment, storage, handling, transportation or release of, or exposure to, Hazardous Materials, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) and other analogous federal, national, foreign, international, state, provincial and local statutes.

“ERISA” has the meaning set forth in Section 4.6 of this Agreement.

“ERISA Affiliate” has the meaning set forth in Section 4.6.

“Estimated Closing Inventory” has the meaning set forth in Section 2.3.2.

“Estimated Closing Statement” has the meaning set forth in Section 2.3.2.

“Estimated Closing Pig and Feed Inventory” has the meaning set forth in Section 2.3.2.

“Estimated Net Pig and Feed Inventory Adjustment” has the meaning set forth in Section 2.3.2.

“Excluded Assets” has the meaning set forth in Section 3.1 of this Agreement.

“Excluded Liabilities” has the meaning set forth in Section 1.2.2.

“Feed Ingredient Inventory” has the meaning set forth in Section 2.3.1.

“Final Order” means an order of the Bankruptcy Court, the operation or effect of which has not been stayed, and which is not subject to any pending appeal, request for leave to appeal or request for reconsideration and as to which the time for any such appeal, request for leave to appeal or request for reconsideration has expired.

“FTC” has the meaning set forth in Section 6.3.2 of this Agreement.

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“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any United States or foreign federal, state or local government, including any governmental authority (including any bilateral or multilateral governmental authority), agency, branch, department, board, commission or instrumentality of such government or any political subdivision thereof, and any tribunal, court or arbitrator(s) of competent jurisdiction, and shall include the Bankruptcy Court.

“Hazardous Material” means petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos and asbestos containing materials and any and all materials now or hereafter defined, listed, designated or classified as, or otherwise determined to be, “hazardous wastes,” “hazardous substances,” “radioactive,” “solid wastes,” or “toxic” (or words of similar meaning) under or pursuant to, or otherwise listed or regulated pursuant to, any applicable Environmental Law.

“Herd Management Services” has the meaning set forth in Section 6.10 of this Agreement.

“Hired Active Employees” has the meaning set forth in Section 6.7.2 of this Agreement.

“High Plains” has the meaning set forth in the preamble of this Agreement.

“HPC Cash Deposit” has the meaning set forth in Section 2.2.1 of this Agreement.

“HPC Deposit Escrow Agreement” has the meaning set forth in Section 2.2.1 of this Agreement.

“HPC Deposit Escrow Agent” has the meaning set forth in Section 2.2.1 of this Agreement.

“HPC Purchase Price” has the meaning set forth in Section 2.1 of this Agreement.

“HSR Act” has the meaning set forth in Section 6.3.1 of this Agreement.

“Indebtedness” shall mean, without duplication (i) all indebtedness for borrowed money, whether current or funded, secured or unsecured including, without limitation, all indebtedness outstanding pursuant to that certain Credit Agreement of AgFeed and the other borrowers party thereto with Farm Credit Services of America, FLCA and Farm Credit Services of America, PCA as lenders, dated as of June 6, 2006, (ii) that portion of obligations with respect to capital leases that is properly classified (or should be properly classified) as a liability on a balance sheet in conformity with GAAP (as hereinafter defined); (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (for the avoidance of doubt, excluding any trade accounts payable and checks payable to any Seller, which have been endorsed by a Seller for collection in the Ordinary Course of Business); (iv) all amounts drawn under outstanding letters of credit; (v) all interest rate swap, derivative or similar arrangements; (vi) all obligations for the deferred purchase price of any property or services (other than trade accounts payable and checks payable to any Seller which have been endorsed by any Seller for collection in the Ordinary Course of Business); (vii) guaranties securing indebtedness for borrowed money; (viii) all deferred compensation obligations, including (A) all payment obligations under any non-qualified deferred compensation plan of Sellers and (B) any underfunded pension or post-retirement liabilities of Sellers; (ix) all costs and obligations incurred in connection with a change of control of Sellers or the sale of the business of any Seller; (x) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by Sellers (even though the rights and remedies of the seller or lender under such agreement in the event of a default may be limited to repossession or sale of such property); (xi) all obligations secured by a purchase money mortgage or other Encumbrance to secure all or part of the purchase price of property subject to such mortgage or Encumbrance; (xii) all obligations secured by Encumbrances on property acquired by any Seller, whether or not such obligations were assumed by a Seller at the time of acquisition of such property; (xiii) all obligations in respect of dividends, distributions or similar payments payable to members; (xiv) all obligations of a type referred to in clauses (x)-(xiii) which is directly or indirectly guaranteed by a Seller or which any Seller has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, and (xv) any refinancings of the foregoing, including principal, interest, prepayment penalties and similar obligations thereto and Taxes associated with the payment of any such amount, all as the same may be payable upon the complete and final payoff thereof, regardless of whether such payoff occurs prior to, simultaneous with or following the Closing.

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“Inventory” means all livestock (including unborn, suckling, nursery, grower and finishing pigs and all breeding stock), genetic lines and any associated biological materials, all inventories of feeds (including pre-purchased grain and feed ingredients), injectable and other treatments and similar materials, propane, maintenance supplies, replacement parts and disposable supplies, and any other raw materials, work-in-progress and finished goods, wherever located (including items in transit) owned by Sellers and used in the operation of the Sellers’ business as presently conducted.

“Iowa Assets” means all of Sellers’ assets, properties and business of every kind and description and situated in the State of Iowa, except for the Excluded Assets.

“IRS” means the Internal Revenue Service.

“Knowledge of Sellers” means the actual or constructive knowledge of the following individuals (after due inquiry): K. Ivan F. Gothner, Gerard Daignault, Keith Maib, Steve Price and Andrew Forbes.

“Law” means any federal, state or local law (including common law), statute, code, ordinance, rule, regulation, treaty, convention, decree, order, judgment, injunction, directive, technical standard or other requirement enacted, promulgated, issued, entered or enforced by a Governmental Authority.

“Material Adverse Effect” means (a) any event, change, or matter in respect of the Target Assets transferred to either the HPC Purchaser or the MB Purchaser that, individually or in the aggregate, results in or would be reasonably expected to result in a material adverse effect on the results of operations, assets or condition (financial or otherwise) or liabilities of any Seller or its business, excluding any such event, change or matter to the extent resulting from or arising in connection with the filing of the Bankruptcy Cases; or (b) any event, condition or matter that would have a material adverse effect on the legality, validity or enforceability of this Agreement and the agreements and instruments to be entered into in connection herewith, or prevents, materially delays or materially impedes the consummation of the transactions contemplated hereby, or the realization of the rights and remedies hereunder. For purposes of determining whether any event, change or matter constitutes a “Material Adverse Effect” under this definition, the parties agree that the analysis of materiality shall not be limited to a long term perspective.

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“MB Cash Deposit” has the meaning set forth in Section 2.2.2 of this Agreement.

“MB Deposit Escrow Agreement” has the meaning set forth in Section 2.2.2 of this Agreement.

“MB Deposit Escrow Agent” has the meaning set forth in Section 2.2.2 of this Agreement.

“MB Grower Contracts” has the meaning set forth in Section 1.3(c) of this Agreement.

“MB Purchase Price” has the meaning set forth in Section 2.1 of this Agreement.

“MB Purchaser” has the meaning set forth in preamble of this Agreement.

“Multiemployer Plan” means a multiemployer plan as defined in ERISA section 3(37)(A).

“Non-Active Farm Employees” has the meaning set forth in Section 6.7.1 to this Agreement.

“Non-Paying Party” has the meaning set forth in Section 9.5.

“North Carolina Assets” means all of Sellers’ assets, properties and business of every kind and description and situated in the State of North Carolina, except for the Excluded Assets.

“Oklahoma Assets” means all of Sellers’ assets, properties and business of every kind and description and situated in the State of Oklahoma, except for the Excluded Assets.

“Ordinary Course of Business” means, subject to any limitations imposed as a result of the filing of the Bankruptcy Cases, only the ordinary course of business engaged in by Sellers, consistent with past practices.

“Paying Party” has the meaning set forth in Section 9.5.

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“Permitted Encumbrances” means (a) all Encumbrances that are disclosed in the Schedules and not otherwise eliminated by the Sale Order, (b) liens relating to Taxes, assessments, fees, levies, duties or other governmental charges of any kind that are not yet due and payable as of the Closing (or if delinquent, that are being contested in good faith by Sellers by appropriate proceedings), (c) any obligations or duties affecting the Business or any of the Target Assets to the extent created by any Governmental Authority under any permit, license, authorization, or Applicable Law, other than Taxes, (d) the Assumed Liabilities, (e) mechanic’s, materialmen’s, repairmen’s and other statutory liens arising in the Ordinary Course of Business and securing obligations incurred prior to Closing, for which Sellers are and will remain responsible for payment and removal of such liens at or after Closing, (f) the terms, conditions, restrictions, obligations, exceptions, reservations, limitations and other matters contained in any rights of way or documents under which any Seller obtained any rights of way or other property rights, in each case that do not, and will not, interfere materially with the ownership, use, operation or value of the Target Assets, (g) in the case of Real Property, the provisions of any Applicable Law (including but not limited to zoning, entitlement, building and other land use regulations) regulating the use or occupancy of the Real Property or the activities conducted thereon, none of which interfere with the use of the Real Property as currently utilized, (h) the rights of customers of Sellers with respect to inventory under orders or contracts entered into by Sellers in the Ordinary Course of Business, (i) all Encumbrances that secure obligations in respect of or otherwise pertain to any Assumed Liabilities, and (j) other Encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations and Governmental Authorities, whether or not legal entities.

“Pig Inventory” has the meaning set forth in Section 2.3.1.

“Purchaser” or “Purchasers” has the meaning set forth in the preamble of this Agreement.

“Purchaser 401(k) Plan” has the meaning set forth in Section 6.8.4.

“Purchaser PTO Policies” has the meaning set forth in Section 6.8.5.

“Real Property” means the interests of Sellers in real property, including, without limitation, land, buildings, structures, improvements, fixtures, leaseholds and leasehold improvements.

“Retained Pigs” means all animal inventory of Sellers not acquired by Purchasers and located in finish spaces acquired by the MB Purchaser.

“Sale Order” has the meaning set forth in Section 6.5.1 of this Agreement.

“Sellers” has the meaning set forth in the preamble of this Agreement.

“Sellers 401(k) Plan” has the meaning set forth in Section 6.8.4.

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“Straddle Tax Period” has the meaning set forth in Section 9.5.

“Target Assets” has the meaning set forth in Section 1.1 of this Agreement.

“Tax” and “Taxes” means all taxes, charges, fees, levies, duties or other like assessments, including without limitation, all federal, state, local, or foreign (or any governmental unit, agency, or political subdivision of any of the foregoing) income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Tax Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, unclaimed property, ad valorem, value added, alternative or add-on minimum, estimated, or any other governmental charges of any kind whatsoever (but excluding any water, sewer, or utility charges), including any interest, penalty, or addition thereto, whether disputed or not for and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, including by reason of transferee or successor liability, the application of Treasury Regulation section 1.1502-6, by Contract or otherwise.

“Tax Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Tax Return” means all returns, reports, certificates, audit reports, estimates, claims for refund, information statements, elections, statements of foreign bank and financial accounts and other returns and documents relating to or required to be filed in connection with any Taxes (whether or not a payment is required to be made with respect to such filing), including any schedule or attachment thereto, and including any amendment thereof. Any one of the foregoing Tax Returns shall be referred to sometimes as a “Tax Return.”

“Trade Rights” means: (i) all trademark rights, business identifiers, trade dress, service marks, trade names, brand names, domain names, and websites; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all patents, patent applications and all proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license, or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition, and all other types of intellectual property; and (vi) all registrations of any of the foregoing, all applications therefor (whether in draft or filed form), all goodwill associated with any of the foregoing, and all claims for infringement or breach thereof.

“Transition Services Agreement” has the meaning set forth in Section 6.6.

“Vacation Policy” has the meaning set forth in Section 6.8.5 of this Agreement.

“WARN Laws” has the meaning set forth in Section 6.7.3 of this Agreement.

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Article 13
MISCELLANEOUS PROVISIONS.

13.1 Nature and Survival of Representations and Warranties

. The parties hereto agree that the representations and warranties of the parties contained in this Agreement and in any certificate delivered pursuant hereto by any party shall not survive the Closing.

13.2 Exhibits and Schedules

. The Exhibits and Schedules (and any supplements thereto) referred to in this Agreement are a part of this Agreement as if fully set forth herein. All references to this Agreement shall be deemed to include such Exhibits and Schedules, unless the context otherwise requires.

13.3 Assignment

. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, provided that any Purchaser may assign some or all of its rights hereunder to one or more subsidiaries formed by it prior to Closing, provided that such Purchaser remains liable for its obligations hereunder.

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13.4 Governing Law and Jurisdiction.

13.4.1 The construction, interpretation and enforcement of this Agreement will be governed by the laws of the State of Delaware without regard to any conflicts of laws principles thereof.

13.4.2 The parties agree that the Bankruptcy Court shall retain exclusive jurisdiction to resolve any controversy or claim arising out of or relating to this Agreement or the implementation or breach hereof.

13.5 Severability

. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.6 Notices

. All notices, requests, demands and other communications under this Agreement shall be made in writing and will be deemed to have been duly given (i) when hand delivered (with written confirmation of receipt); (ii) when sent by facsimile (with written confirmation of receipt), provided that a copy thereof is sent by another method provided hereunder; or (iii) when received by the addressee, if sent by United States Certified Mail, Return Receipt Requested, postage prepaid, or by nationally recognized express delivery service guaranteeing next Business Day delivery, in each case to the appropriate address(es) and/or facsimile number(s) set forth below (or to such other address and facsimile number as a party may hereafter designate by notice to the other parties):

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If intended for Sellers:

c/o AgFeed Industries, Inc.

100 Bluegrass Commons Blvd.

Suite 310

Hendersonville, Tennessee

Attention: Chief Executive Officer

Facsimile: (866) 226-7617 and (248) 258-6913

and:

Mackinac Partners

180 High Oak

Suite 100

Bloomfield Hills, MI 48304

Attention: Keith Maib, Chief Restructuring Officer

Facsimile: (248) 258-6913

with a copy (that will not constitute notice) to:

Foley & Lardner LLP

90 Park Avenue

New York, New York 10016-1314

Attention: Selig Sacks

Facsimile: (212) 687-2329

and:

Young Conaway Stargatt & Taylor, LLP

Rodney Square

1000 North King Street

Wilmington, Delaware 19801

Attention: Robert Brady

Facsimile: (302) 576-3283

If intended for Purchasers:

High Plains Pork, LLC

Box 68

103 Railroad St.

Oakville, IA 52646

Attention: Randall C. Pflum

Facsimile: (319) 766-4602

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Cohoma Pork, LLC

Box 68

103 Railroad St.

Oakville, IA 52646

Attention: Randall C. Pflum

Facsimile: (319) 766-4602

with a copy (that will not constitute notice) to:

Shuttleworth & Ingersoll, PLC

115 3rd Street SE, Suite 500

PO Box 2107

Cedar Rapids, Iowa 52406-2107

Attention: Dennis J. McMenimen

Facsimile: (319) 365-8443

and to:

Murphy-Brown LLC

2822 NC Hwy 24-W

Warsaw, North Carolina 28398

Attention: Gregg Schmidt

Facsimile: (910) 590-2561

with a copy (that will not constitute notice) to:

Smithfield Foods, Inc.

200 Commerce Street

Smithfield, Virginia 23430

Attention: Craig A. A. Dixon

Facsimile: (757) 357-8165

and to:

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

Attention: Michael C. McCann

Facsimile: (804) 343-4673

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13.7 Public Announcements

. Any public announcement, including any press release, communication to employees, customers, suppliers, or others having dealings with Sellers or Purchasers, or similar publicity with respect to this Agreement or any of the transactions contemplated hereby, will be issued at such time, in such manner, and containing such content as Sellers and Purchasers mutually determine.

13.8 Expenses

. Except as otherwise provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants, and other professionals incident to the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby. All costs and obligations incurred upon a change of control of Sellers will be borne by the Sellers.

13.9 Third Parties

. Nothing in this Agreement, whether express or implied, shall confer any rights or remedies under or by reason of this Agreement on any person other than the parties to it and their respective successors and permitted assignees, nor shall any provision in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

13.10 Time of the Essence

. Time is of the essence in all dates and time periods set forth or referred to in this Agreement.

13.11 Construction

. The headings used in this Agreement are for convenience of reference only and are not a part of this Agreement and do not in any way control, define, limit, or add to the terms and conditions hereof. In the construction of this Agreement, the singular shall include the plural and the plural, the singular, unless the context otherwise requires. Further, the use of the masculine, feminine and/or neuter gender shall include each other gender where applicable.

13.12 Counterparts; Electronic Signatures; Effectiveness of this Agreement.

13.12.1 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

13.12.2 A manual signature on this Agreement or other documents to be delivered pursuant to this Agreement, or an image of which shall have been transmitted electronically, will constitute an original signature for all purposes. The delivery of copies of this Agreement or other documents to be delivered pursuant to this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement or such other document for all purposes.

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13.13 Remedies Cumulative

. The rights and remedies of the parties are cumulative and not alternative; provided, however, that if Sellers elect to pursue the remedy of specific performance such remedy shall be limited, as to each Purchaser, to only those Target Assets purported to be acquired by such Purchaser hereunder and to only that portion of the Aggregate Purchase Price to be paid by such Purchaser hereunder.

13.14 Entire Agreement; Amendment; Waiver.

13.14.1 This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties, whether written or oral. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties.

13.14.2 No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

Signature Page Follows

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the day and year first above written.

PURCHASER:

HIGH PLAINS PORK, LLC

By:	/s/ Randall C. Pflum
Randall C. Pflum, Manager

COHOMA PORK, LLC

By:	/s/ Randall C. Pflum
Randall C. Pflum, Manager

MURPHY-BROWN LLC

By:	/s/ Gregg Schmidt
Gregg Schmidt

[Signature Page to Asset Purchase Agreement]

SELLERS: AGFEED USA, LLC By: /s/ Keith A. Maib__________________ Name Keith A. Maib Title: Chief Restructuring Officer

M2P2 GENERAL OPERATIONS, LLC

By:      AgFeed USA, LLC,

is Managing Member

By:      AgFeed Industries, Inc.,

its Managing Member

By: /s/ Keith A. Maib__________________

Name Keith A. Maib

Title: Chief Restructuring Officer

MIDWEST FINISHING LLC

By:      M2P2 General Operations, LLC,

its Managing Member

By:       AgFeed USA, LLC,

its Managing Member

By:       AgFeed Industries, Inc.,

its Managing Member

By: /s/ Keith A. Maib__________________

Name Keith A. Maib

Title: Chief Restructuring Officer

GENETICS OPERATING LLC

By:      M2P2 General Operations, LLC,

its Managing Member

By:      AgFeed USA, LLC,

its Managing Member

By:       AgFeed Industries, Inc.,

its Managing Member

By: /s/ Keith A. Maib__________________

Name Keith A. Maib

Title: Chief Restructuring Officer

[Signature Page to Asset Purchase Agreement]

PORK TECHNOLOGIES, L.C.

By:      M2P2 General Operations, LLC,

its Managing Member

By:     AgFeed USA, LLC,

its Managing Member

By:     AgFeed Industries, Inc.,

its Managing Member

By: /s/ Keith A. Maib__________________

Name Keith A. Maib

Title: Chief Restructuring Officer

NEW COLONY FARMS LLC

By:      M2P2 General Operations, LLC,

its Managing Member

By:      AgFeed USA, LLC,

its Managing Member

By:      AgFeed Industries, Inc.,

its Managing Member

By: /s/ Keith A. Maib__________________

Name Keith A. Maib

Title: Chief Restructuring Officer

HERITAGE FARMS LLC

By:      M2P2 General Operations, LLC,

its Managing Member

By:      AgFeed USA, LLC,

its Managing Member

By:      AgFeed Industries, Inc.,

its Managing Member

By: /s/ Keith A. Maib__________________

Name Keith A. Maib

Title: Chief Restructuring Officer

MGM, LLC By: AgFeed USA, LLC, its Managing Member By: AgFeed Industries, Inc., its Managing Member By: /s/ Keith A. Maib__________________ Name Keith A. Maib Title: Chief Restructuring Officer

[Signature Page to Asset Purchase Agreement]

TS FINISHING, LLC

By:      AgFeed USA, LLC,

its Managing Member

By:      AgFeed Industries, Inc.,

its Managing Member

By: /s/ Keith A. Maib__________________

Name Keith A. Maib

Title: Chief Restructuring Officer

NEW YORK FINISHING, LLC

By:      AgFeed USA, LLC,

its Managing Member

By:      AgFeed Industries, Inc.,

its Managing Member

By: /s/ Keith A. Maib__________________

Name Keith A. Maib

Title: Chief Restructuring Officer

M2P2 FACILITIES, LLC

By:      AgFeed USA, LLC,

its Managing Member

By:      AgFeed Industries, Inc.,

its Managing Member

By: /s/ Keith A. Maib__________________

Name Keith A. Maib

Title: Chief Restructuring Officer

HERITAGE LAND, LLC

By:      M2P2 Facilities, LLC,

its Managing Member

By:      AgFeed USA, LLC,

its Managing Member

By:      AgFeed Industries, Inc.,

its Managing Member

By: /s/ Keith A. Maib__________________

Name Keith A. Maib

Title: Chief Restructuring Officer

[Signature Page to Asset Purchase Agreement]

NEW COLONY LAND COMPANY, LLC

By:      M2P2 Facilities, LLC,

its Managing Member

By:      AgFeed USA, LLC,

its Managing Member

By:      AgFeed Industries, Inc.,

its Managing Member

By: /s/ Keith A. Maib__________________

Name Keith A. Maib

Title: Chief Restructuring Officer

GENETICS LAND, LLC

By:      M2P2 Facilities, LLC,

its Managing Member

By:      AgFeed USA, LLC,

its Managing Member

By:      AgFeed Industries, Inc.,

its Managing Member

By: /s/ Keith A. Maib__________________

Name Keith A. Maib

Title: Chief Restructuring Officer

M2p2 af jv, LLC By: AgFeed USA, LLC, its Managing Member By: AgFeed Industries, Inc., its Managing Member By: /s/ Keith A. Maib__________________ Name Keith A. Maib Title: Chief Restructuring Officer

[Signature Page to Asset Purchase Agreement]

List of Omitted Schedules and Exhibits

Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules and exhibits to the Asset Purchase Agreement, dated as of August 29, 2013, by and among Cohoma Pork, LLC; High Plains Pork, LLC; Murphy-Brown LLC; AgFeed USA, LLC; M2P2 General Operations, LLC; Midwest Finishing LLC; Genetics Operating LLC; Pork Technologies, L.C.; New Colony Farms LLC; Heritage Farms LLC; MGM, LLC; TS Finishing, LLC; New York Finishing, LLC; M2P2 Facilities, LLC; Heritage Land, LLC; New Colony Land Company, LLC; Genetics Land, LLC; and M2P2 AF JV, LLC., have not been provided herein:

Schedules

Schedule 1.1(a)(1)	-	Colorado Real Property
Schedule 1.1(a)(3)	-	Colorado Tangible Property
Schedule 1.1(b)(1)	-	Iowa Real Property
Schedule 1.1(b)(3)	-	Iowa Tangible Property
Schedule 1.1(c)(1)	-	North Carolina Real Property
Schedule 1.1(c)(3)	-	North Carolina Tangible Property
Schedule 1.1(d)(1)	-	Oklahoma Real Property
Schedule 1.1(d)(3)	-	Oklahoma Tangible Property
Schedule 1.3	-	Assigned Contracts
Schedule 3.1	-	Excluded Assets
Schedule 4.1	-	Organization and Corporate Power
Schedule 4.2	-	Title
Schedule 4.3	-	Litigation
Schedule 4.4	-	Compliance With Laws
Schedule 4.5	-	Brokers’ or Finders’ Fees
Schedule 4.6	-	ERISA and Related Matters
Schedule 4.7	-	Inventory
Schedule 4.8	-	Condition of Tangible Property
Schedule 4.9	-	Real Property
Schedule 4.10	-	Trade Rights
Schedule 4.11	-	Environmental Matters
Schedule 4.12	-	Authorization
Schedule 4.13	-	No Conflict with Other Instruments or Agreements
Schedule 5.1	-	Authorization
Schedule 6.7.1	-	Active Farm Employees to be Hired

Exhibits

Exhibit A	-	Estimated Closing Pig and Feed Inventory
Exhibit B	-	HPC Transition Services Agreement
Exhibit C	-	MB Transition Services Agreement

The Company will furnish the omitted schedules and exhibits to the Securities and Exchange Commission upon request by the Commission.